Filed Pursuant to Rule 424(b)(3)
Registration No. 333-272693

BIODEXA PHARMACEUTICALS PLC

281,126,205 Ordinary Shares Representing 56,225,241 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 281,126,205 ordinary shares, nominal value £0.001 per share, or Ordinary Shares, of Biodexa Pharmaceuticals PLC, a public limited company organized under the laws of England and Wales, or the Company, represented by 56,225,241 American Depositary Shares, or Depositary Shares, consisting of (1) 166,019,415 Ordinary Shares represented by 33,203,883 Depositary Shares, issuable upon the exercise of series C warrants, or Series C Warrants, (2) 110,679,610 Ordinary Shares represented by 22,135,922 Depositary Shares issuable upon the exercise of series D warrants, or Series D Warrants and, together with the Series C Warrants, the Warrants, and (3) 4,427,180 Ordinary Shares represented by 885,436 Depositary Shares issuable upon the exercise of placement agent warrants issued to Ladenburg Thalmann & Co. Inc., or the Placement Agent, the exclusive placement agent in the offering, or the Placement Agent Warrants. The Series C Warrants, the Series D Warrants and the Placement Agent Warrants were all sold in connection with a registered direct offering that closed May 26, 2023, or the Registered Direct Offering, and expect to be issued on June 20, 2023, three trading days after Shareholder Approval, as defined below, was obtained.

The selling shareholders are identified in the table commencing on page 18. Each Depositary Share represents five Ordinary Shares. No Depositary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants in certain circumstances. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the Ordinary Shares represented by Depositary Shares from time to time in market transactions through any market on which the Depositary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution.”

The Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of the Depositary Shares on the NASDAQ Capital Market on June 27, 2023 was $0.0715.

We are also a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is June 28, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the Depositary Shares means that information contained in this prospectus is correct after the date of this prospectus. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context specifically indicates otherwise, references in this prospectus supplement to “Biodexa Pharmaceuticals PLC,” “Biodexa,” “the Company,” “we,” “our,” “ours,” “us,” “the Group,” or similar terms refer to Biodexa Pharmaceuticals PLC and its consolidated subsidiaries.

We have not taken any action to permit a public offering of the Depositary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Depositary Shares and the distribution of this prospectus outside of the United States.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our financial statements are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board and adopted by the European Union. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

We prepare our consolidated financial statements in British pounds sterling. Except as otherwise stated, all monetary amounts in this prospectus are presented in British pounds sterling.

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$” and “U.S. dollar” each refer to the United States dollar (or units thereof); and

•	“£,” “pence” and “p” each refer to British pounds sterling (or units thereof).

On March 27, 2023, following shareholder approval, we effected a one-for-20 reverse split of our ordinary shares, nominal value £0.02 per share, or Ordinary Shares, and our Ordinary Shares began trading on AIM, a market operated by the London Stock Exchange plc, or AIM, on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. As a result of the reverse stock split, the number of issued and outstanding Ordinary Shares was reduced to 8,667,337 shares as of March 27, 2023. On March 24, 2023, our shareholders approved the cancellation of admission of our Ordinary Shares on AIM and this cancellation became effective on April 26, 2023.

Concurrently with the reverse split, and in order to continue meeting The NASDAQ Stock Market LLC’s, or NASDAQ, minimum 500,000 publicly held shares requirement pursuant to Rule 5550(a)(4), on March 27, 2023 we effected a ratio change in the number of Ordinary Shares represented by the Depositary Shares from 25 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share.

The change in the number of Ordinary Shares resulting from the reverse stock split and change in the number of Depositary Shares resulting from the change in ratio has been applied retroactively to all share and per share amounts presented in this prospectus, to the extent applicable.

On June 14, 2023, we held an annual general meeting of shareholders, or June AGM, and our shareholders passed resolutions, among other procedural items, to approve the allotment of, and disapplication of pre-emption rights in respect of, up to 7.0 billion Ordinary Shares, or Shareholder Approval. On June 14, 2023, we also held a general meeting of shareholders, or June GM, and our shareholders passed resolutions to (x)(i) re-designate our deferred shares into A Deferred Shares, or the Re-Designation, and (ii) subdivide our Ordinary Shares of £0.02 nominal value each into one ordinary share of £0.001 nominal value and 19 B Deferred Shares of £0.001 nominal value each, each the Subdivision, with a record date of June 14, 2023, at 6:00 p.m. British Standard Time, or BST, which became effective on June 15, 2023 and (y) adopt new articles of association, or the Articles of Association, which make consequential amendments to the existing articles of association of the Company to reflect the Re-Designation and the Subdivision, together with certain other changes to reflect that the Ordinary Shares are no longer admitted to trading on AIM, a market operated in the United Kingdom by the London Stock Exchange plc. As is standard for deferred shares, each B Deferred Share has very limited rights and is effectively valueless. The Company will not issue any share certificates in respect of B Deferred Shares. The B Deferred Shares have the rights and restrictions as set out in the Articles of Association and do not entitle the holder thereof to receive notice of or attend and vote at any general meeting of the Company or to receive a dividend or other distribution.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to risks related to:

•	our requirement for additional financing and our ability to continue as a going concern;

•	our estimates regarding losses, expenses, future revenues, capital requirements and needs for additional financing;

•	our ability to successfully develop, test, and partner with a licensee to manufacture or commercialize products for conditions using our technology platforms;

•	the successful commercialization and manufacturing of any future product candidate we may commercialize or license;

•	the success and timing of preclinical studies and clinical trials;

•	shifts in our business and commercial strategy;

•	the filing and timing of regulatory filings, including Investigational New Drug applications, with respect to any of our products and the receipt of any regulatory approvals;

•	the anticipated medical benefits of our product candidates;

•	the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;

•	the success and timing of the potential commercial development of our product candidates including MTX110 and any product candidates we may acquire in the future;

•	our plans and ability to develop and commercialize our product candidates and any product candidates we may acquire in the future;

•	the ability to manufacture products in third-party facilities;

•	the rate and degree of market acceptance of any of our product candidates;

•	the successful development of our commercialization capabilities, including our internal sales and marketing capabilities;

•	obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;

•	the success of competing therapies and products that are or become available;

•	the success of any future acquisitions;

•	the difficulties of integrating the business of any future acquisitions into our own;

•	cybersecurity and other cyber incidents;

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•	industry trends;

•	the impact of government laws and regulations;

•	regulatory, economic and political developments in the United Kingdom, the European Union, the United States and other foreign countries, including any impact from the United Kingdom leaving the European Union;

•	the difficulties doing business internationally;

•	the ownership of our Ordinary Shares and Depositary Shares;

•	our ability to continue to meet the listing criteria required to remain listed on the NASDAQ Capital Market;

•	our status as a foreign private issuer;

•	our ability to recruit or retain key scientific or management personnel or to retain our senior management;

•	the impact and costs and expenses of any litigation we may be subject to now or in the future;

•	the performance of third parties, including joint venture partners, our collaborators, third-party suppliers and parties to our licensing agreements; and

•	other risks and uncertainties, including those described in “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, or in this prospectus.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section entitled “Risk Factors” in our Annual Report on Form 20-F or in this prospectus. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 20-F and our Reports on Form 6-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

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PROSPECTUS SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents inco rporated by reference, which are described under “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus. You should also carefully consider the matters discussed in the section in this prospectus entitled “Risk Factors.”

Our Business

We are a clinical stage biopharmaceutical company developing a pipeline of products aimed at primary and metastatic cancers of the brain. Our lead candidate, MTX110, is being studied in aggressive rare/orphan brain cancer indications including recurrent glioblastoma and diffuse midline glioma.

MTX110 is a liquid formulation of the histone deacetylase, or HDAC inhibitor, panobinostat. Our proprietary formulation enables delivery of the product via convection-enhanced delivery, or CED, at potentially chemotherapeutic doses directly to the site of the tumor, by-passing the blood-brain barrier and avoiding systemic toxicity.

Our clinical assets are supported by three proprietary drug delivery technologies focused on improving the bio-delivery and bio-distribution of drugs through either sustained delivery (Q-SpheraTM), direct delivery (MidaSolveTM), or targeted delivery (MidaCoreTM):

•	Our Q-Sphera platform: Our disruptive polymer microsphere microtechnology is used for sustained delivery to prolong and control the release of therapeutics over an extended period of time, from weeks to months.

•	Our MidaSolve platform: Our innovative oligosaccharide nanotechnology is used to solubilize drugs so that they can be administered in liquid form directly and locally into tumors.

•	MidaCore platform: Our leading-edge gold nanoparticle, or GNP, nanotechnology is used for targeting sites of disease by using either chemotherapeutic agents or immunotherapeutic agents.

Recent Developments

Change in Ratio of Depositary Shares

On June 22, 2023, we announced a change in the number of Ordinary Shares represented by the Depositary Shares, issued by The Bank of New York Mellon, as depositary, from five Ordinary Shares per Depositary Share to 400 Ordinary Shares per Depositary Share. The change in ratio will have the same effect as a one-for-eighty reverse stock split of the Depositary Shares. The change in ratio is expected to be effected on July 5, 2023.

The Ordinary Shares will not be affected by the change. The change in ratio is aimed to bring the price of the Company’s Depositary Shares into compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). To regain compliance, the closing bid price of a company's securities must meet or exceed $1.00 per share for at least 10 consecutive business days during the Compliance Period (defined below). The Company can give no assurance that the change in ratio will be effective in achieving this goal.

Notification of Non-Compliance with NASDAQ Continued Listing Requirements

The Company's Depositary Shares are currently listed on the NASDAQ Capital Market. We are required to meet certain qualitative and financial tests to maintain the listing of the Depositary Shares on NASDAQ. On June 14, 2023, we received a letter from NASDAQ notifying us of their determination to suspend the Company’s Depositary Shares from NASDAQ Capital Market on the morning of June 23, 2023, because the Company’s Depositary Shares have had a closing bid price below $0.10 for ten consecutive trading days, and that a Form 25-NSE will be filed with the SEC, which will remove the Depositary Shares from listing on NASDAQ. We plan to appeal the determination at a hearing panel and the NASDAQ has notified us that our appeal is scheduled for August 10, 2023. A hearing request will stay the suspension of the Depositary Shares and the filing of a Form 25-NSE until the hearing panel makes a decision. The decision of the hearing panel could result in the suspension of trading of the Depositary Shares and the removal of the Depositary Shares from listing and registration on NASDAQ or it could grant us a 180-day exception to remain listed if the hearing panel believes we would be able to achieve and maintain compliance with the bid price requirement. Following the exception to remain listed, the Company would be subject to the procedures applicable to a company with recurring deficiencies (NASDAQ Listing Rule 5815(d)(4)(B)). We also previously received a letter from NASDAQ on January 31, 2023, stating that, for the previous 30 consecutive business days, the bid price for the Company's Depositary Shares had closed below the minimum $1.00 bid price per share requirement for continued listing on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2) and were given until July 31, 2023, or the Compliance Period, to regain compliance with the $1.00 minimum bid price requirement. To regain compliance, the closing bid price of a company’s securities must meet or exceed $1.00 per share for at least 10 consecutive business days during the Compliance Period.

We will consider taking such actions as may be necessary and appropriate to achieve compliance with continued listing requirements.

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June AGM and June GM

On June 14, 2023, we held the June AGM, and our shareholders passed the Shareholder Approval, approving among other procedural items, the allotment of, and disapplication of pre-emption rights in respect of, up to 7.0 billion Ordinary Shares. On June 14, 2023, we also held the June GM and our shareholders passed resolutions to (x)(i) the Re-Designation, and (ii) the Subdivision, with a record date of June 14, 2023, at 6:00 p.m. BST, which became effective on June 15, 2023 and (y) adopt the Articles of Association, which make consequential amendments to the existing articles of association of the Company to reflect the Re-Designation and the Subdivision, together with certain other changes to reflect that the Ordinary Shares are no longer admitted to trading on AIM, a market operated in the United Kingdom by the London Stock Exchange plc. As is standard for deferred shares, each B Deferred Share has very limited rights and is effectively valueless. The Company will not issue any share certificates in respect of B Deferred Shares. The B Deferred Shares have the rights and restrictions as set out in the Articles of Association and do not entitle the holder thereof to receive notice of or attend and vote at any general meeting of the Company or to receive a dividend or other distribution.

 May 2023 Registered Direct Offering

On May 26, 2023, we completed the closing of the Registered Direct Offering with institutional investors, or the Investors, for the sale of 110,679,610 Ordinary Shares represented by 22,135,922 Depositary Shares at a price per Depositary Share of $0.15, for aggregate gross proceeds of $3.32 million.

Pursuant to the terms of that certain securities purchase agreement entered into in connection with the Offering, as defined below, or Purchase Agreement, following Shareholder Approval on June 14, 2023, on June 20, 2023, we expect to issue to the Investors (i) Series C Warrants exercisable for an aggregate of 33,203,883 Depositary Shares representing 166,019,415 Ordinary Shares and (ii) Series D Warrants exercisable for an aggregate of 22,135,922 Depositary Shares representing 110,679,610 Ordinary Shares, or the Warrant Private Placement, together with the Registered Direct Offering, the Offering. The Warrants will be exercisable at an exercise price of $0.20 per Depositary Share, subject to adjustments for certain dilutive equity issuances. The Warrants will become exercisable upon receipt of Shareholder Approval. The Series C Warrants will expire one year from the initial exercise date and may be exercised on a cashless basis, subject to the satisfaction of payment of not less than the nominal value of the ordinary shares under the provisions of the United Kingdom Companies Act of 2006, or the Companies Act. The Series D Warrants will expire five years from the initial exercise date. A holder of the Warrants may not exercise the Warrants if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99% (such amount to be determined at the option of the holder) of the number of ordinary shares outstanding immediately after giving effect to such exercise. The Purchase Agreement contains customary representations, warranties and covenants of the Company and each Investor, and customary indemnification provisions for a transaction of this type, including taking reasonable steps to maintain the Depositary Shares listed on the NASDAQ Capital Market.

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Pursuant to the terms and conditions set forth in that certain Placement Agency Agreement, dated as of May 23, 2023 and entered into in connection with the Offering, or the Placement Agent Agreement, by and between the Company and the Placement Agent, the Company agreed to pay the Placement Agent a cash fee in an amount equal to 8.0% of the aggregate gross proceeds of the Offering, and to issue to the Placement Agent, the Placement Agent Warrants, to purchase warrant Depositary Shares equal to 4.0% of the total Depositary Shares (or Depositary Share equivalents) issued in the connection with the Offering. Following Shareholder Approval on June 14, 2023, we expect to issue the Placement Agent, the Placement Agent Warrants exercisable for 885,436 Depositary Shares representing 4,427,180 Ordinary Shares. The Placement Agent Warrant has substantially the same terms as the Series D Warrants, except that the exercise price of the Placement Agent Warrant will be 125% of the offering price of the Depositary Shares issued in the Registered Direct Offering and the term of the Placement Agent Warrants will terminate on the three-year anniversary of the initial exercise date as defined in the Placement Agent Warrant. The Company also agreed to pay the Placement Agent a management fee equal to 1.0% of the gross proceeds raised in the Offering and an expense allowance of up to $85,000 for legal fees and other out-of-pocket expenses.

Additionally, pursuant to the terms of the Purchase Agreement, the Company agreed to be subject to a lock-up period on subsequent equity sales which will last until 30 days following the date this Form F-1 registration statement is declared effective by the SEC. The Company has also agreed to not issue any securities that are subject to a price reset based on the trading prices of the Company’s ordinary shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of the Warrant Private Placement, subject to an exception.

February 2023 Private Placement and Change in Ratio of Depositary Shares

On February 15, 2023, we completed the closing of a private placement with certain institutional investors, or the February Private Placement, for the sale of up to an aggregate of 108,489,511 of our Ordinary Shares represented by 21,697,902 Depositary Shares, consisting of (i) 3,250,200 Ordinary Shares represented by 650,040 Depositary Shares, (ii) 12,931,020 Ordinary Shares represented by 2,586,205 Depositary Shares, issuable upon the exercise of Series A warrants issued in the February Private Placement, (iii) 19,396,545 Ordinary Shares represented by 3,879,309 Depositary Shares, issuable upon the exercise of Series B warrants issued in the February Private Placement, and (iv) up to 71,749,800 Ordinary Shares represented by 14,349,960 Depositary Shares, issuable upon the exercise of pre-funded warrants issued in the February Private Placement, subject to certain reset provisions set forth in the Pre-Funded Warrants, at an initial purchase price of $2.32 per Depositary Share, for aggregate gross proceeds of approximately $6.0 million. The issuance of the Series A warrants, Series B warrants and any pre-funded warrants issuable upon a reset was subject to approval of our shareholders at a general meeting.

In addition, in connection with the February Private Placement, on February 9, 2023, we entered into a Waiver to the Securities Purchase Agreement, dated as of December 13, 2022, or the Waiver, by and between the Company and Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Master Fund, as amended on December 16, 2022, or the December SPA, providing for a permanent waiver of certain equity issuance prohibitions and participation rights under the December SPA. In connection therewith, the Company agreed to, subject to receipt of shareholder approval, issue to the Master Fund Series A warrants exercisable for 625,000 Ordinary Shares represented by 125,000 Depositary Shares. In addition, the exercise price of the October Private Placement Warrants (as defined below) granted to the Master Fund and the May Private Placement Warrants (as defined below) was reduced to $4.00.

In connection with the February Private Placement, we held a general meeting of shareholders on March 24, 2023, or the March GM. At the March GM, our shareholders passed resolutions to: (i) approve the allotment of, and disapplication of pre-emption rights with respect to, the Ordinary Shares issued under the Series A warrants, the Series B warrants, certain of the pre-funded warrants, and the warrants issued to the placement agent in the February Private Placement, or the Placement Agent February Warrants, (ii) change the name of the Company to “Biodexa Pharmaceuticals PLC,” (iii) allow the allotment of up to 100% of our fully diluted share capital for future share issuances through our annual general meeting in 2025, and (iv) authorize a 1-for-20 reverse stock split of our Ordinary Shares.

Upon approval of the reverse stock split and in order to bring the price of the Depositary Shares into compliance with NASDAQ’s minimum requirement for 500,000 listed Depositary Shares, we changed the ratio of Depositary Shares from one Depositary Share representing 25 Ordinary Shares to a new ratio of one Depositary Share representing five Ordinary Shares. This had the effect of a one-for-four reverse split of the Depositary Shares.

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Terminated Transaction with Bioasis Technologies Inc.

On December 13, 2022, we entered into an Arrangement Agreement, or Arrangement Agreement, with Bioasis Technologies Inc., or Bioasis, pursuant to which (i) we were to acquire all of the issued and outstanding common shares of Bioasis, or the Bioasis Shares, in exchange for our Ordinary Shares (to be issued in the form of Depositary Shares), and (ii) Bioasis would become our wholly owned subsidiary.

In addition, in connection with entering into the Arrangement Agreement, Bioasis issued to the Company a promissory note, or the Note, in consideration for a loan from the Company, which loan was to be made in three tranches of $250,000 payable on each of December 19, 2022, January 3, 2023 and February 6, 2023, in each case, subject to written demand and to the terms and conditions of the Note. As of the date hereof, we have loaned Bioasis $500,000 under the Note.

On January 23, 2023, following the failure by our shareholders to approve the necessary resolutions to complete the transaction, Bioasis terminated the Arrangement Agreement and the transactions related thereto.

In connection with the termination of, and pursuant to the terms of, the Arrangement Agreement, Bioasis has demanded an expense reimbursement of $225,000. In addition, on February 27, 2023, Bioasis demanded the third payment of $250,000 under the Note. We have notified Bioasis that is in default under the terms of the Note and have demanded repayment immediately of all amounts owed to us under the Note.

 Registered Direct Offering and Termination of Proposed Private Placement

On December 16, 2022, we completed the closing of a registered direct offering with the Master Fund, for the sale of 492,466 Ordinary Shares represented by 98,493 Depositary Shares at a price per Depositary Share of $4.00, for aggregate gross proceeds of approximately $0.4 million.

On January 26, 2023, following the termination of the Arrangement Agreement by Bioasis, we terminated the December SPA, and the Registration Rights Agreement, by and between the Company and the Master Fund, dated as of December 13, 2022, pursuant to which we would have sold such Master Fund $9.6 million of our securities, subject to the closing of the transactions contemplated by the Arrangement Agreement.

Change in Ratio of Depositary Shares

On September 26, 2022, we effected a change in the number of our Ordinary Shares represented by the Depositary Shares, issued by The Bank of New York Mellon as depositary, from five of our Ordinary Shares per Depositary Share to 25 Ordinary Shares per Depositary Share. The change in ratio had the same effect as a one-for-five reverse stock split of the Depositary Shares, reducing the number of outstanding Depositary Shares, as of the close of business on September 26, 2022, to approximately 3,940,000.

Our Ordinary Shares were not affected by the change. The change in the number of Depositary Shares resulting from the change in ratio has been applied retroactively to all share and per share amounts presented in this prospectus; provided, however, that such changes have not been made to the financial statements and accompanying notes incorporated herein by reference.

MTX110 Developments

On June 1, 2022, we announced that upon submitting an application to the FDA, our development program of MTX110 for the treatment of recurrent glioblastoma had been granted Fast Track designation by the agency. Fast Track is a process designed to facilitate the development and expedite the review of treatments for serious conditions and that potentially address unmet medical needs. Drugs that are granted this designation are given the opportunity for more frequent interactions with the FDA, as well as potential pathways for expedited approval.

On January 12, 2023, we announced that, following completion of one-month treatment with MTX110 in our first patient, our Phase I study of MTX110 in recurrent glioblastoma would continue with a planned dose escalation following positive recommendation from the study’s Data Safety Monitoring Board, or DSMB. The Phase I study, is an open-label, dose escalation study designed to assess the feasibility and safety of intermittent infusions of MTX110 administered by convection enhanced delivery (CED) via implanted refillable pump and catheter. The study aims to recruit two cohorts, each with a minimum of four patients; the first cohort will receive MTX110 only and the second cohort will receive MTX110 in combination with lomustine.

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The first patient in the study was dosed at 60uM of MTX110 via direct-to-tumour delivery and has received four 48-hour infusions over a period of four weeks. No treatment-associated adverse events were noted in the patient during this period. Following successful completion of the first month of treatment, the DSMB reviewed the available data and recommended dose escalation in the study to 90uM. This dose is expected to be the optimal one of MTX110 and is the one currently being used in the ongoing Phase I study of patients with diffuse intrinsic pontine glioma, or DIPG, at Columbia University.

Our Pipeline and Platform Technologies

We are actively pursuing the development of MTX110 in three Phase I studies. Our other product candidates, MTD201, Q-octreotide and MTD211, Q-brexpiprazole are not being actively developed but are available for licensing. MTX223 is a research and development collaboration with Janssen. Our development pipeline includes six projects as follows:

Corporate Information

Our principal executive offices are located at 1 Caspian Point, Caspian Way, Cardiff CF10 4DQ, United Kingdom. The telephone number at our principal executive office is +44 29 20480 180. Our service agent in the United States is located at Puglisi and Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711. The Depositary Shares, each representing five of our Ordinary Shares, are listed on the NASDAQ under the symbol “BDRX.” Our website is located at http://biodexapharma.com. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 20-F for the year ended December 31, 2022, as filed with the SEC on April 28, 2023, as amended by Form 20-F/A on May 5, 2023, and our Reports on Form 6-K, as amended, as filed with the SEC, as described in the section titled “Incorporation of Certain Information by Reference.”

9

The Offering

Depositary Shares offered by the Selling Shareholders	Up to an aggregate of 281,126,205 Ordinary Shares of the Company represented by 56,225,241 Depositary Shares, consisting of (1) 166,019,415 Ordinary Shares represented by 33,203,883 Depositary Shares, issuable upon the exercise of Series C Warrants, (2) 110,679,610 Ordinary Shares represented by 22,135,922 Depositary Shares issuable upon the exercise of Series D Warrants and, (3) 4,427,180 Ordinary Shares represented by 885,436 Depositary Shares issuable upon the exercise of the Placement Agent Warrants. The Series C Warrants, the Series D Warrants and the Placement Agent Warrants are all expected to be issued on June 20, 2023 in connection with the Registered Direct Offering on May 23, 2023. The selling shareholders are identified in the table commencing on page 18.

Ordinary Shares outstanding prior to this offering	213,859,022 Ordinary Shares (including those represented by Depositary Shares).

Ordinary Shares outstanding immediately after this offering	494,985,227 Ordinary Shares (including those represented by Depositary Shares), assuming all warrants are exercised in full.

Depositary Shares

Each Depositary Share represents five Ordinary Shares.

The depositary (through its custodian) will hold the Ordinary Shares underlying your Depositary Shares. You will have rights as provided in the deposit agreement among us, The Bank of New York Mellon, as depositary, and all owners and holders from time to time of Depositary Shares issued thereunder. You may, among other things, cancel your Depositary Shares and withdraw the underlying ordinary shares against a fee paid to the depositary (which may be reimbursable by the Company). In certain limited instances described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your Depositary Shares, you agree to be bound by the terms of the deposit agreement then in effect.

To better understand the terms of the Depositary Shares and the deposit agreement, including applicable fees and charges, you should carefully read “Description of American Depositary Shares” in this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Depositary	The Bank of New York Mellon.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares represented by Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

10

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 12 of this prospectus, as well as those risk factors that are incorporated by reference in this prospectus, for a discussion of factors to consider before deciding to invest in our securities.

Trading symbol on NASDAQ for Depositary Shares	“BDRX”

11

RISK FACTORS

Our business has significant risks. You should consider carefully the risks set forth below and other information in this prospectus, including the information contained under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022 and incorporated herein by reference, before you decide to purchase our securities. These risks and uncertainties are not the only risks and uncertainties we may face. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial could also negatively affect our business, financial condition, results of operations, prospects, profits and share prices. If any of the risks described below actually occur, our business, financial condition, results of operations, prospects, profits and share prices could be materially adversely affected. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” herein.

We have been notified that NASDAQ will suspend and delist the Company's Depositary Shares if we do not successfully appeal the determination. Even if our appeal is successful, if we cannot meet certain NASDAQ’s continued listing requirements by July 31, 2023, NASDAQ may delist the Company's Depositary Shares, which could have an adverse impact on the liquidity and market price of the Company's Depositary Shares.

The Company's Depositary Shares are currently listed on the NASDAQ Capital Market. We are required to meet certain qualitative and financial tests to maintain the listing of the Depositary Shares on NASDAQ. On June 14, 2023, we received a letter from NASDAQ notifying us of their determination to suspend the Company’s Depositary Shares from NASDAQ Capital Market on the morning of June 23, 2023, because the Company’s Depositary Shares have had a closing bid price below $0.10 for ten consecutive trading days, and that a Form 25-NSE will be filed with the SEC, which will remove the Depositary Shares from listing on NASDAQ. We plan to appeal the determination at a hearing panel and the NASDAQ has notified us that our appeal is scheduled for August 10, 2023. A hearing request will stay the suspension of the Depositary Shares and the filing of a Form 25-NSE until the hearing panel makes a decision. The decision of the hearing panel could result in the suspension of trading of the Depositary Shares and the removal of the Depositary Shares from listing and registration on NASDAQ or it could grant us a 180-day exception to remain listed if the hearing panel believes we would be able to achieve and maintain compliance with the bid price requirement. Following the exception to remain listed, the Company would be subject to the procedures applicable to a company with recurring deficiencies (NASDAQ Listing Rule 5815(d)(4)(B)). We also previously received a letter from NASDAQ on January 31, 2023, stating that, for the previous 30 consecutive business days, the bid price for the Company's Depositary Shares had closed below the minimum $1.00 bid price per share requirement for continued listing on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2) and were given until the Compliance Period to regain compliance with the $1.00 minimum bid price requirement. To regain compliance, the closing bid price of a company’s securities must meet or exceed $1.00 per share for at least 10 consecutive business days during the Compliance Period.

We cannot assure you that we will be successful in appealing the determination and regaining compliance, or if we do regain compliance, that we will remain in compliance with all applicable requirements for continued listing on the NASDAQ Capital Market. If we fail to sustain compliance with all applicable requirements for continued listing on NASDAQ, our Depositary Shares may be subject to delisting by NASDAQ. This could inhibit the ability of our holders of the Company's Depositary Shares to trade their shares in the open market, thereby severely limiting the liquidity of such shares. Although shareholders may be able to trade their Depositary Shares on the over-the-counter market, there can be no assurance that this would occur. Further, the over-the-counter market provides significantly less liquidity than NASDAQ and other national securities exchanges, is thinly traded and highly volatile, has fewer market makers, is not followed by analysts, and if the Depositary Shares are determined to be “penny stocks,” brokers trading in the Company’s shares will be required to adhere to more stringent rules, which could lead to a reduced level of trading activity in the secondary market for the Depositary Shares. As a result, your ability to trade or obtain quotations for these securities may be more limited than if they were quoted on NASDAQ or other national securities exchanges. The Company’s ability to issue additional securities or obtain additional financing in the future could also be impaired.

The sale of a substantial amount of our Ordinary Shares (represented by Depositary Shares), including resale of the Ordinary Shares (represented by Depositary Shares) issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our Ordinary Shares and/or Depositary Shares.

We are registering for resale 281,126,205 Ordinary Shares represented by 56,225,241 Depositary Shares issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of our Ordinary Shares and/or Depositary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Ordinary Shares and/or Depositary Shares. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares (including Ordinary Shares represented by Depositary Shares). Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

12

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares represented by Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares and the warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their Ordinary Shares represented by Depositary Shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and issuance of the Depositary Shares underlying the warrants. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $11.2 million. We currently intend to use the net proceeds of such warrant exercise, if any, to fund the clinical development program of MTX110 and for working capital and general corporate purpose. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing investments.

We can make no assurances that any of the warrants will be exercised, or if exercised, the quantity which will be exercised or in the period in which they will be exercised.

13

DIVIDEND POLICY

Since inception, we have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends on our Ordinary Shares or the Depositary Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in the Ordinary Shares and Depositary Shares will benefit in the foreseeable future only if the Ordinary Shares and Depositary Shares appreciate in value.

Any determination to pay dividends in the future would be at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, and any future debt agreements and is subject to compliance with applicable laws, including the Companies Act, which requires English companies to have profits available for distribution equal to or greater than the amount of the proposed dividend.

14

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022:

•	on an actual basis; and

•	on a pro-forma as adjusted basis, reflecting the adoption of the Articles of Association on June 14, 2023 reflecting the change in nominal value of our Ordinary Shares, to give effect to the issuance and sale by us of:

(i)	the May 2023 Registered Direct Offering of 22,135,922 Depositary Shares, representing 110,679,610 Ordinary Shares, at an offering price of $0.15 per Depositary Share, after deducting the placement agent fees and estimated offering expenses payable by us; and

(ii)	the February Private Placement and the issuance of the Placement Agent February Warrants in the February Private placement, after deducting the placement agent fees and estimated offering expenses by us.

The adjusted amounts shown below are unaudited and represent management’s estimate. You should read this table in conjunction with the section of this prospectus under the caption “Use of Proceeds” and our consolidated financial statements and other financial information included or incorporated by reference in this prospectus.

	As of December 31, 2022
	Actual	Pro forma As Adjusted (1)(2) (unaudited)
	(£’s in thousands, except share and per share data)
Cash and cash equivalents	2,836	8,973
Long-term debt	463	463
Total equity	3,162	4,886
Total capitalization	3,625	5,349

_____________

(1)	The proceeds from the February Private Placement have been translated into British pounds sterling at a rate of £1.00 to $1.2078.
(2)	The fair value of warrants issued in the February Private Placement has been calculated, as of February 15, 2023, and recorded as a current liability of £4,615,220 and a debit to share premium of £4,615,220.

The table above does not include, as of December 31, 2022:

•	121,340 Ordinary Shares issuable upon the exercise of stock options outstanding under our equity incentive plans at a weighted-average exercise price of £5.05 per share;

•	138 Ordinary Shares issuable upon the exercise of stock options assumed in connection with the acquisition of DARA BioSciences, Inc., or DARA, at a weighted average exercise price of $1,903.40 per share;

•	warrants, issued to the Master Fund in an October 2019 private placement, exercisable for 30,000 Depositary Shares (representing 150,000 Ordinary Shares) at an exercise price of $4.00 per Depositary Share;

•	warrants, issued to the placement agent in connection with an October 2019 private placement, exercisable for 1,499 Depositary Shares (representing 7,495 Ordinary Shares) at an exercise price of $125.00 per Depositary Share;

•	warrants, issued to the Master Fund in a May 2020 private placement, exercisable for 32,550 Depositary Shares (representing 162,750 Ordinary Shares) at an exercise price of $4.00 per Depositary Share;

•	warrants, issued to various investors in a May 2020 private placement, exercisable for 33,357 Depositary Shares (representing 166,785 Ordinary Shares) at an exercise price of $41.00 per Depositary Share;

•	warrants, issued to the placement agent in connection with the May 2020 private placement, exercisable for 1,476 Depositary Shares (representing 7,380 Ordinary Shares) at an exercise price of $41.25 per Depositary Share;

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•	warrants, issued in a May 2020 placing in the United Kingdom, exercisable for 349,999 ordinary shares, at an exercise price of £6.80 per share;

•	warrants, issued in August 2022, exercisable for 16,666 Ordinary Shares, at an exercise price of £2.70 per Ordinary Share;

•	warrants, issued in February 2023 to the placement agent in connection with the December 2022 registered direct offering, exercisable for 3,939 Depositary Shares (representing 19,695 Ordinary Shares) at an exercise price of $5.00 per Depositary Share;

•	warrants, issued in February 2023 to the placement agent in connection with the February Private Placement, exercisable for 103,448 Depositary Shares (representing 517,240 Ordinary Shares) at an exercise price of $2.90 per Depositary Share;

•	warrants, issued to the Master Fund in return for a waiver in connection with the February Private Placement, exercisable for 125,000 Depositary Shares (representing 625,000 Ordinary Shares), at an exercise price of $2.68 per Depositary Share;

•	Series C warrants, expected to be issued in June 2023, exercisable for 33,203,883 Depositary Shares (representing 166,019,415 Ordinary Shares), at an exercise price of £0.20 per Depositary Share (with a cashless exercise option);

•	Series D warrants, expected to be issued in June 2023, exercisable for 22,135,922 Depositary Shares (representing 110,679,610 Ordinary Shares), at an exercise price of £0.20 per Depositary Share; and

•	warrants, expected to be issued in June 2023, to the Placement Agent in connection with the Registered Direct Offering, exercisable for 885,436 Depositary Shares (representing 4,427,180 Ordinary Shares), at an exercise price of $0.1875 per Depositary Share.

16

REGISTERED OFFERINGS AND PRIVATE PLACEMENTS OF SECURITIES

February 2023 Private Placement

On February 15, 2023, we completed the February Private Placement with certain institutional investors, for the sale of up to an aggregate of 108,489,511 of our Ordinary Shares represented by 21,697,902 Depositary Shares, consisting of (i) 3,250,200 Ordinary Shares represented by 650,040 Depositary Shares, (ii) 12,931,027 Ordinary Shares represented by 2,586,205 Depositary Shares, issuable upon the exercise of Series A warrants issued in the February Private Placement, (iii) 19,396,545 Ordinary Shares represented by 3,879,309 Depositary Shares, issuable upon the exercise of Series B warrants issued in the February Private Placement, and (iv) up to 71,749,800 Ordinary Shares represented by 14,349,960 Depositary Shares, issuable upon the exercise of pre-funded warrants issued in the February Private Placement, subject to certain reset provisions set forth in the pre-funded warrants, at an initial purchase price of $2.32 per Depositary Share, for aggregate gross proceeds of approximately $6.0 million.

In addition, in connection with the February Private Placement, on February 9, 2023, we entered into the Waiver, by and between the Company and the Master Fund, as amended on December 16, 2022, by the December SPA, providing for a permanent waiver of certain equity issuance prohibitions and participation rights under the December SPA. In connection therewith, we agreed to, subject to receipt of shareholder approval, issue to the Master Fund Series A warrants exercisable for 625,000 Ordinary Shares represented by 125,000 Depositary Shares. Further, we issued to the placement agent in the February Private Placement, Placement Agent February Warrants to purchase 536,938 Ordinary Shares represented by 107,387 Depositary Shares. In addition, the exercise price of the October Private Placement Warrants (as defined below) granted to the Master Fund and the May Private Placement Warrants (as defined below) was reduced to $4.00.

At the March GM on March 24, 2023, our shareholders approved, among other things, the allotment of, and disapplication of pre-emption rights with respect to, the Ordinary Shares to be issued under the Series A warrants, the Series B warrants, certain of the pre-funded warrants, and the Placement Agent February Warrants. We subsequently issued the warrants to the investors and the placement agent in the February Private Placement.

May 2023 Registered Direct Offering

On May 26, 2023, we completed the closing of a registered direct offering with institutional investors for the sale of 110,679,610 Ordinary Shares represented by 22,135,922 Depositary Shares at a price per Depositary Share of $0.15, for aggregate gross proceeds of $3.32 million.

On June 14, 2023, at the June AGM, the Shareholder Approval approved, among other procedural items, the allotment of, and disapplication of pre-emption rights in respect of, up to 7.0 billion Ordinary Shares.

Following the Shareholder Approval, we expect to issue, on June 20, 2023, to the Investors (i) Series C Warrants exercisable for an aggregate of 33,203,883 Depositary Shares representing 166,019,415 Ordinary Shares and (ii) Series D Warrants exercisable for an aggregate of 22,135,922 Depositary Shares representing 110,679,610 Ordinary Shares. The Warrants will be exercisable at an exercise price of $0.20 per Depositary Share, subject to adjustments for certain dilutive equity issuances. The Warrants will become exercisable upon receipt of Shareholder Approval. The Series C Warrants will expire one year from the initial exercise date and may be exercised on a cashless basis, subject to the satisfaction of payment of not less than the nominal value of the ordinary shares under the provisions of the Companies Act. The Series D Warrants will expire five years from the initial exercise date. A holder of the Warrants may not exercise the Warrants if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99% (such amount to be determined at the option of the holder) of the number of ordinary shares outstanding immediately after giving effect to such exercise.

 On or after the date of exercise, a holder of the Series C Warrants may also provide notice and elect an “alternative cashless exercise” pursuant to which they would receive an aggregate number of Depositary Shares equal to the product of (x) the aggregate number of Depositary Shares that would be issuable upon a cash exercise and (y) 1.0 six months after the issuance date of the Series D Warrants, if and only if there is no effective registration statement registering the applicable Depositary Shares, or no current prospectus available for such shares, the resale of the Depositary Shares issuable upon exercise of the Warrants, the purchaser may exercise the Warrants by means of a “cashless exercise”, subject to the satisfaction of payment of not less than the nominal value of the ordinary shares under the provisions of the Companies Act.

In addition, and also following Shareholder Approval on June 14, 2023, we expect to issue to the Placement Agent the Placement Agent Warrants to purchase 4,427,180 Ordinary Shares represented by 885,436 Depositary Shares.

17

SELLING SHAREHOLDERS

This prospectus covers the possible resale from time to time by the selling shareholders identified in the table below of Ordinary Shares represented by Depositary Shares, including Ordinary Shares represented by Depositary Shares issuable upon the exercise of the Warrants. The selling shareholders may sell some, all or none of their Ordinary Shares represented by Depositary Shares. We do not know how long the selling shareholders will hold the Warrants, whether any will exercise the Warrants, and upon such exercise, how long such selling shareholders will hold the Ordinary Shares represented by Depositary Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares represented by Depositary Shares by each of the selling shareholders. The second and third columns list the number of Ordinary Shares represented by Depositary Shares beneficially owned by each selling shareholder, based on its ownership of Depositary Shares and warrants to purchase Depositary Shares, as of June 12, 2023, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The fourth and fifth columns list the maximum number of Ordinary Shares represented by Depositary Shares being offered in this prospectus by the selling shareholders. The sixth and seventh columns list the amount of Ordinary Shares represented by Depositary Shares owned after the offering, by number of Ordinary Shares represented by Depositary Shares and percentage of outstanding Ordinary Shares, assuming in both cases the sale of all of the Ordinary Shares represented by Depositary Shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of Ordinary Shares issued to the selling shareholders in the Warrant Private Placement described herein and (ii) the maximum number of Ordinary Shares upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants.

Under the terms of the Warrants, a selling shareholder may not exercise the Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such Warrants which have not been exercised. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us. The number of shares in the table below does not reflect this limitation. See “Plan of Distribution.” The selling shareholders may sell all, some or none of their Ordinary Shares in this offering. See "Plan of Distribution."

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering**	Percentage of Ordinary Shares Owned Prior to the Offering***	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus**	Percentage of Ordinary Shares to be Sold Pursuant to this Prospectus***	Number of Ordinary Shares Owned After the Offering**	Percentage of Ordinary Shares Owned After the Offering***
Seven Knots LLC (1)	12,084,875	5.65%	12,084,875	5.65%	--	--
Armistice Capital, LLC (2)	34,416,100	16.09%	24,169,750	11.30%	10,246,350	4.94%
Bigger Capital Fund, LP (3)	24,169,750	11.30%	24,169,750	11.30%	--	--
Boothbay Absolute Return Strategies, LP (4)	8,005,025	3.74%	8,005,025	3.74%	--	--
Boothbay Diversified Alpha Master Fund LP (5)	4,079,850	1.91%	4,079,850	1.91%	--	--
Brio Capital Master Fund Ltd. (6)	24,169,750	11.30%	24,169,750	11.30%	--	--
Cavalry Investment Fund LP (7)	24,169,750	11.30%	24,169,750	11.30%	--	--
Ionic Ventures, LLC (8)	24,169,750	11.30%	24,169,750	11.30%	--	--
Iroquois Capital Investment Group LLC (9)	15,710,325	7.35%	15,710,325	7.35%	--	--
Iroquois Master Fund Ltd. (10)	8,459,400	3.96%	8,459,400	3.96%	--	--
Keystone Capital Partners LLC (11)	12,084,875	5.65%	12,084,875	5.65%	--	--
L1 Capital Global Opportunities Master Fund (12)	24,208,005	11.32%	24,169,750	11.30%	38,255	*
Ladenburg Thalmann & Co. Inc. (13)	4,964,220	2.32%	4,427,180	2.07%	537,040	*
Mercer Street Global Opportunity Fund, LLC (14)	24,169,750	11.30%	24,169,750	11.30%	--	--
S.H.N Financial Investments Ltd (15)	24,169,750	11.30%	24,169,750	11.30%	--	--
Walleye Opportunities Master Fund Ltd (16)	23,088,355	10.80%	22,916,675	10.72%	171,680	*

__________________

*	Represents beneficial ownership of less than one percent.
**	Subject to beneficial ownership blocker. See notes below.
***	Based upon 213,859,022 Ordinary Shares issued and outstanding as of June 12, 2023.

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(1)	The selling shareholder also holds 1,450,185 Series C Warrants (representing 7,250,925 Ordinary Shares) and 966,790 Series D Warrants (representing 4,833,950 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Seven Knots LLC is 7 Rose Avenue, Great Neck, NY 11021.

(2)	The selling shareholder holds 1,861,720 Depositary Shares (representing 9,308,600 Ordinary Shares), 30,000 registered warrants (representing 150,000 Ordinary Shares) issued by us in an October 2019 registered direct offering, 32,550 registered warrants (representing 162,750 Ordinary Shares) issued by us in a May 2020 registered direct offering and 125,000 registered Series A warrants (representing 625,000 Ordinary Shares) issued by us in return for a waiver in connection with the February Private Placement. The selling shareholder also holds 2,900,370 Series C Warrants (representing 14,501,850 Ordinary Shares) and 1,933,580 Series D Warrants (representing 9,667,900 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The securities are directly held by the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(3)	The selling shareholder holds 2,900,370 Series C Warrants (representing 14,501,850 Ordinary Shares) and 1,933,580 Series D Warrants (representing 9,667,900 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Bigger Capital Fund, LP is 11700 West Charleston Blvd, #170-659, Las Vegas, NV 89135.

(4)	The selling shareholder holds 960,603 Series C Warrants (representing 4,803,015 Ordinary Shares) and 640,402 Series D Warrants (representing 3,202,010 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership, or BBARS, is managed by Boothbay Fund Management, LLC, a Delaware limited liability company, or Boothbay. Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of BBARS is c/o Boothbay Fund Management, LLC, 140 East 45th Street, 14th Floor, New York, NY 10017.

(5)	The selling shareholder holds 489,582 Series C Warrants (representing 2,447,910 Ordinary Shares) and 326,388 Series D Warrants (representing 1,631,940 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership, or BBDAMF, is managed by Boothbay. Boothbay, in its capacity as the investment manager of BBDAMF, has the power to vote and the power to direct the disposition of all securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of BBDAMF is c/o Boothbay Fund Management, LLC, 140 East 45th Street, 14th Floor, New York, NY 10017.

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(6)	The selling shareholder holds 2,900,370 Series C Warrants (representing 14,501,850 Ordinary Shares) and 1,933,580 Series D Warrants (representing 9,667,900 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Brio Capital Master Fund Ltd. is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.

(7)	The selling shareholder holds 2,900,370 Series C Warrants (representing 14,501,850 Ordinary Shares) and 1,933,580 Series D Warrants (representing 9,667,900 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Cavalry Investment Fund LP is 82 E. Allendale Road, Suite 5B, Saddle River, NJ 07458.

(8)	The selling shareholder holds 2,900,370 Series C Warrants (representing 14,501,850 Ordinary Shares) and 1,933,580 Series D Warrants (representing 9,667,900 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Ionic Ventures, LLC is 3053 Fillmore Street, Suite 2565, San Francisco, CA 94123.

(9)	The selling shareholder holds 1,885,239 Series C Warrants (representing 9,426,195 Ordinary Shares) and 1,256,826 Series D Warrants (representing 6,284,130 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC. The principal business address of Iroquois Capital Investment Group LLC is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(10)	The selling shareholder holds 489,582 Series C Warrants (representing 2,447,910 Ordinary Shares) and 326,388 Series D Warrants (representing 1,631,940 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund. The principal business address of Iroquois Master Fund Ltd. is c/o Iroquois Capital Management, LLC, 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(11)	The selling shareholder also holds 1,450,185 Series C Warrants (representing 7,250,925 Ordinary Shares) and 966,790 Series D Warrants (representing 4,833,950 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Keystone Capital Partners LLC is 139 Fulton Street, Suite 412, New York, NY 10038.

(12)	The selling shareholder holds 7,651 registered warrants (representing 38,255 Ordinary Shares) issued by us in a May 2020 registered direct offering, 2,900,370 Series C Warrants (representing 14,501,850 Ordinary Shares) and 1,933,580 Series D Warrants (representing 9,667,900 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of L1 Capital Global Opportunities Master Fund is 1688 Meridian Avenue, Level 6, Miami Beach, FL 33139.

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(13)	The selling shareholder holds 21 Depositary Shares (representing 105 Ordinary Shares), 3,939 registered warrants (representing 19,695 Ordinary Shares) issued by us as placement agent warrants in connection with the December 2022 registered direct offering and 103,448 registered warrants (representing 517,240 Ordinary Shares) issued by us in connection with the February 2023 Private Placement. The selling shareholder also holds 885,436 placement agent warrants (representing 4,427,180 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Ladenburg is 640 Fifth Avenue, 4th Floor, New York, New York 10019.

(14)	The selling shareholder holds 2,900,370 Series C Warrants (representing 14,501,850 Ordinary Shares) and 1,933,580 Series D Warrants (representing 9,667,900 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Mercer Street Global Opportunity Fund, LLC is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(15)	The selling shareholder holds 2,900,370 Series C Warrants (representing 14,501,850 Ordinary Shares) and 1,933,580 Series D Warrants (representing 9,667,900 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of S.H.N Financial Investments Ltd. is Arik Einstein 3, Herzliya, Israel.

(16)	The selling shareholder holds 34,336 Depositary Shares (representing 171,680 Ordinary Shares), 1,300,000 pre-funded warrants (representing 6,500,000 Ordinary Shares) issued by us in the February 2023 private placement. The holder also owns 2,900,370 Series C Warrants (representing 14,501,850 Ordinary Shares) and 1,933,580 Series D Warrants (representing 9,667,900 Ordinary Shares) which we are registering hereby. The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. The principal business address of Walleye Opportunities Master Fund Ltd is 2800 Niagara Lane North, Plymouth, MN 55447.

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DESCRIPTION OF OFFERED SECURITIES AND OUR SHARE CAPITAL

The following describes our issued share capital, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in the United Kingdom and the United States. This description of our share capital and summary of our Articles of Association is not complete and is qualified by reference to our Articles of Association. You should read our Articles of Association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

General

We are a public limited company organized under the laws of England and Wales under registered number 09216368. Our registered office is 1 Caspian Point, Caspian Way, Cardiff, United Kingdom, CF10 4DQ. The principal legislation under which we operate and our shares are issued is the Companies Act.

Issued Share Capital

Our issued share capital as of June 15, 2023, when the Re-Designation and Subdivision became effective following the June GM and the record date of June 14, 2023 at 6:00 p.m. BST, is 213,859,022 Ordinary Shares. Each Ordinary Share has a nominal value £0.001 per share. Each issued Ordinary Share is fully paid. We currently have 1,000,001 A Deferred Shares, 3,939,821,418 B Deferred Shares and no preference shares in our issued share capital.

There is no limit to the number of Ordinary Shares or preference shares that we are authorized to issue, as the concept of authorized capital is no longer applicable under the provisions of the Companies Act. There are no conversion rights, redemption provisions or sinking fund provisions relating to any ordinary shares.

We are not permitted under English law to hold our own Ordinary Shares unless they are repurchased by us and held in treasury. We do not currently hold any of our own ordinary shares.

History of Share Capital

On May 20, 2020, we issued 454,545 Ordinary Shares represented by 90,909 Depositary Shares in a registered direct offering with certain institutional investors for aggregate gross proceeds of $3.0 million. In addition, in a concurrent private placement, we issued warrants to purchase a total of 454,545 Ordinary Shares represented by 90,909 Depositary Shares at an exercise price of $41.00 per Depositary Share and warrants to purchase a total of 22,727 Ordinary Shares represented by 4,545 Depositary Shares to affiliates of H.C. Wainwright & Co., LLC, or Wainwright, in the private placement at an exercise price of $41.25 per Depositary Share.

On May 22, 2020, we issued 333,333 Units to certain investors in a placing in the United Kingdom for aggregate gross proceeds of £1.8 million. Each Unit comprised one new Ordinary Share and one warrant to purchase Ordinary Share, or a UK Warrant, with an exercise price of £6.80 per share. We also issued UK Warrants to purchase a total of 16,666 Ordinary Shares to Turner Pope, the placing agent, in connection with the closing of such offering, on the same terms and conditions as the other investors in the offering.

 On July 27, 2020, we issued 1,064,814 Ordinary Shares, including 138,888 Ordinary Shares issued pursuant to a broker option at £5.40 per share, to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £5.75 million.

On August 19, 2020, we issued to certain Wainwright affiliates 125,000 Ordinary Shares represented by 25,000 Depositary Shares upon the exercise of warrants issued in May 2020 at an exercise price of $41.00 per share.

On September 30, 2020, we issued 1,250 Ordinary Shares to be purchased under the plan set up in 2017 with our employees and directors to acquire Ordinary Shares via salary sacrifice arrangement, or the Share Incentive Plan at £0.02 per share, to the trust of the Share Incentive Plan.

On February 19, 2021, we issued to certain Wainwright affiliates 15,340 Ordinary Shares represented by 3,068 Depositary Shares upon the exercise of warrants issued in May 2020 at an exercise price of $41.25 per share.

On July 6, 2021, we issued 1,754,386 Ordinary Shares at £5.70 per share to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £10.0 million.

On March 22, 2022, we issued one Ordinary Share upon the exercise of one warrant issued in February 2019 to a certain institutional investor at an exercise price of £200 per share.

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On May 3, 2022, we issued 1,250 Ordinary Shares to be purchased under the Share Incentive Plan at £0.02 per share to the trust of the Share Incentive Plan.

On August 3, 2022, we issued warrants to purchase 16,666 Ordinary Shares to a certain institutional investor at an exercise price of £2.70 per share.

On September 26, 2022, we effected a ratio change to the Depositary Shares, pursuant to which the ratio of Ordinary Shares to Depositary Shares was changed such that one Depositary Share represented 25 Ordinary Shares. Our Ordinary Shares were not affected by this change.

On December 16, 2022, we sold to an institutional investor 492,466 Ordinary Shares represented by 98,493 Depositary Shares in a registered direct offering at $4.00 per Depositary Share, resulting in gross proceeds of approximately $0.4 million.

On February 15, 2023, we completed the closing of the February Private Placement pursuant to which we sold to certain institutional investors (1) 3,250,200 Ordinary Shares represented by 650,040 Depositary Shares at $2.32 per Depositary Share, (2) 12,931,027 Ordinary Shares represented by 2,586,205 Depositary Shares, issuable upon the exercise of Series A warrants issued in the February Private Placement at an exercise price of $2.68 per warrant, (3) 19,396,545 Ordinary Shares represented by 3,879,309 Depositary Shares, issuable upon the exercise of Series B warrants issued in the February Private Placement at an exercise price of $2.68 per warrant, and (4) up to 71,749,800 Ordinary Shares represented by 14,349,960 Depositary Shares, issuable upon the exercise of pre-funded warrants issued in the February Private Placement at an exercise price of $0.0004 per warrant, for aggregate gross proceeds of approximately $6.0 million. We also issued unregistered placement agent warrants to purchase a total of 536,935 Ordinary Shares represented by 107,387 Depositary Shares to the placement agent in the February Private Placement at an exercise price of $5.00 per warrant for 3,939 warrants and an exercise price of $2.90 per warrant for 103,448 warrants, and Series A warrants to purchase 625,000 Ordinary Shares represented by 125,000 Depositary Shares at an exercise price of $2.68 per warrant to an investor pursuant to a waiver agreement.

On March 27, 2023, following shareholder approval, we effected a one-for-20 reverse split of our Ordinary Shares, and our Ordinary Shares began trading on AIM on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. As a result of the reverse stock split, the number of issued and outstanding Ordinary Shares was reduced to 8,667,337 shares as of March 27, 2023.

Concurrently with the reverse split, and in an effort to bring the Depositary Shares price into compliance with NASDAQ’s minimum requirement for 500,000 listed Depositary Shares, on March 27, 2023, we effected a ratio change in the number of our Ordinary Shares represented by the Depositary Shares from 25 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share.

Between March 27, 2023, and the date hereof, we have issued 88,012,075 Ordinary Shares upon the exercise of 17,602,415 pre-funded warrants, Series A warrants and Series B warrants issued in the February Private Placement.

On May 26, 2023, we completed the closing of a registered direct offering with institutional investors of (1) 166,019,415 Ordinary Shares represented by 33,203,883 Depositary Shares, issuable upon the exercise of the Series C Warrants at an exercise price of $0.20 per warrant, (2) 110,679,610 Ordinary Shares represented by 22,135,922 Depositary Shares issuable upon the exercise of the Series D Warrants at an exercise price of $0.20 per warrant and, (3) 4,427,180 Ordinary Shares represented by 885,436 Depositary Shares issuable upon the exercise of the Placement Agent Warrants at an exercise price of $0.1875 per warrant.

In June 2023 we expect to issue the Series C Warrants, Series D Warrants and Placement Agent Warrants to the investors and the Placement Agent after receiving required shareholder approval of the allotment of, and disapplication of pre-emption rights with respect to the Ordinary Shares to be issued under the Series C Warrants, Series D Warrants and Placement Agent Warrants at our general meeting held on June 14, 2023.

Options

We have established the Midatech Pharma PLC 2014 Enterprise Management Incentive Scheme, or the EMI Scheme, pursuant to which we have issued options to purchase Ordinary Shares to employees and directors. As of June 9, 2023, there were options to purchase 103,815 Ordinary Shares under the EMI Scheme. In addition, as of June 9, 2023, there were options to purchase 17,525 Ordinary Shares under non-approved schemes. The options lapse after ten years from the date of the grant.

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As of June 9, 2023, the weighted average remaining life of the option under the EMI Scheme, the US Plan and non-approved options schemes was 7.9 years.

In connection with our acquisition of DARA in December 2015, we assumed all of DARA’s outstanding options, or DARA Options. As of June 9, 2023, there were outstanding DARA Options to purchase 138 Ordinary Shares with a weighted average remaining life of 2.0 years. All Ordinary Shares delivered to holders of DARA Options will be delivered in the appropriate amount of Depositary Shares.

Warrants

October 2019 and May 2020 Warrants

In October 2019, we completed a private placement with certain institutional investors, or the October Private Placement, where we issued warrants to certain investors, or the October Private Placement Warrants, and the placement agent, Wainwright, or the Wainwright October Warrants. In May 2020, we completed a private placement with certain institutional investors, or the May Private Placement, where we issued warrants to certain investors, or the May Private Placement Warrants, the placement agent, Wainwright, or the Wainwright May Warrants and the Master Fund, or the May Master Fund Warrants. The following is a brief summary of the October Private Placement Warrants, Wainwright October Warrants, May Private Placement Warrants, Wainwright May Warrants and the May Master Fund Warrants issued in connection with the October Private Placement and May Private Placement, as applicable, and is subject in all respects to the provisions contained in the applicable warrants, which, with respect to the October Private Placement Warrants and Wainwright October Warrants, are filed as exhibits to our Report on Form 6-K dated October 24, 2019, and for the May Private Placement Warrants, May Master Fund Warrants and Wainwright May Warrants, are filed as exhibits to our Report on Form 6-K dated May 20, 2020. In December 13, 2022, the exercise price of the October Private Placement Warrants granted to the Master Fund and the May Private Placement Warrants was reduced to US$4.00. Unless otherwise stated, references to warrants in this section include the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants.

Exercisability. The October Private Placement Warrants and Wainwright October Warrants became exercisable on December 23, 2019. The May Private Placement Warrants, May Master Fund Warrants and Wainwright May Warrants became exercisable upon issuance. The October Private Placement Warrants, May Private Placement Warrants and May Master Fund Warrants will expire five and one-half years from the initial exercise date, and the Wainwright October Warrants and Wainwright May Warrants will expire on October 22, 2024 and May 18, 2025, respectively. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. With respect to the October Private Placement Warrants and Wainwright October Warrants, if, more than six months after the date of issuance of such warrants, there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis. With respect to the May Private Placement Warrants and Wainwright May Warrants, if there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis.

Exercise Price. The exercise price of (i) each October Private Placement Warrant and Wainwright October Warrant is $4.00 and $125.00 per Depositary Share, respectively and (ii) each May Private Placement Warrant, May Master Fund Warrant and Wainwright May Warrant is $41.00, $4.00 and $41.25 per Depositary Share, respectively, each subject to the ‘cashless exercise’ arrangements described above and to adjustment as described below.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% or 9.99%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

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Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the Wainwright October Warrants and Wainwright May Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

May 2020 United Kingdom Placing Warrants

On May 22, 2020, we issued 333,333 Units, with each Unit comprising one new Ordinary Share and one UK Warrant. The exercise price of the UK Warrants is £6.80 per share and it expires five years and six months from the issuance date. We also issued UK Warrants to purchase a total of 16,666 Ordinary Shares to Turner Pope, the placing agent, in connection with the closing of such offering, on the same terms and conditions as the other investors in the offering.

Series A Warrants, Series B Warrants, Pre-Funded Warrants and Placement Agent February Warrants

The following is a brief summary of the Series A warrants, pre-funded warrants and the Placement Agent February Warrants issued in connection with the February Private Placement, and is subject in all respects to the provisions contained in the applicable warrants, which, are filed as exhibits to our Report on Form 6-K dated February 9, 2023. Unless otherwise stated, references to warrants in this subsection include the Series A warrants, pre-funded warrants and Placement Agent February Warrants. All Series B warrants issued in the February Private Placement have been exercised.

Exercisability. The warrants are exercisable. The Series A warrants expire five years from the initial exercise date and the Placement Agent February Warrants expire three years from the initial exercise date. The pre-funded warrants do not expire. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below). The pre-funded warrants are exercisable at any time after the initial exercise date until exercised in full and may be exercised on a cashless basis.

Cashless Exercise. The Series A warrants may be exercised on a cashless basis. In such event, the aggregate number of Depositary Shares issuable in such cashless exercise pursuant to any given notice of exercise electing to effect an alternative cashless exercise shall equal the product of (x) the aggregate number of Depositary Shares that would be issuable upon exercise of the Series A warrant in accordance with the terms of thereof if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 1.00.

Exercise Price. The exercise price of each (i) Series A warrant and Series B warrant is $2.68 per Depositary Share, (ii) pre-funded warrant is $0.0004 per Depositary Share, and (ii) and a portion of the Placement Agent February Warrants are $5.00 per Depositary Share and another portion is $2.90 per Depositary Share, respectively, each subject to the ‘cashless exercise’ arrangements described above and to adjustment as described herein (other than the Placement Agent February Warrants).

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Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 9.99% (or in the case of the Placement Agent February Warrants, 4.99%), of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction. In addition, with respect to the Series A warrants, Series B warrants and the Placement Agent February Warrants, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the Warrant as determined in accordance with the Black Scholes option pricing model.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the Placement Agent February Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

 Series C Warrants, Series D Warrants and Placement Agent Warrants

The following is a brief summary of the Series C Warrants, Series D Warrants and the Placement Agent Warrants issued in connection with the Warrant Private Placement, and is subject in all respects to the provisions contained in the applicable warrants, which, are filed as exhibits to our Report on Form 6-K dated May 24, 2023. Unless otherwise stated, references to warrants in this subsection include the Series C Warrants, Series D Warrants and the Placement Agent Warrants.

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Exercisability. The warrants became exercisable on June 14, 2023. The Series C Warrants, Series D Warrants and Placement Agent Warrants expire one year, five years and three years, respectively from the initial exercise date. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. The Series C Warrants may be exercised on a cashless basis. In such event, the aggregate number of Depositary Shares issuable in such cashless exercise pursuant to any given notice of exercise electing to effect an alternative cashless exercise shall equal the product of (x) the aggregate number of Depositary Shares that would be issuable upon exercise of the Series C warrant in accordance with the terms of thereof if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 1.00.

Exercise Price. The exercise price of each Series C Warrant and Series D Warrant is $0.20 per Depositary Share and the exercise price of each Placement Agent Warrant is $0.1875 per Depositary Share. The Series C Warrants may be exercised on a cashless basis. The Series D Warrants may be exercised on a cashless basis, if and only if, we have not filed a registration statement registering the Depositary Shares underlying the Series D warrants within six months of the initial exercise date.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 9.99% (or in the case of the Placement Agent Warrants, 4.99%), of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction. In addition, with respect to the Series C warrants, Series D warrants and the Placement Agent Warrants, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the Warrant as determined in accordance with the Black Scholes option pricing model.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the Placement Agent Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

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No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

Articles of Association

Shares and Rights Attaching to Them

Objects

The objects of our Company are unrestricted.

Share Rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or privileges or be subject to such restrictions as we may resolve by ordinary resolution of the shareholders or decision of our board of directors, or the Board.

Voting Rights

Without prejudice to any rights or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

•	on a show of hands every shareholder who is present in person and each duly authorized representative present in person of a shareholder that is a corporation shall have one vote;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and

•	on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the Companies Act, a poll may be demanded by:

•	the chairman of the meeting;

•	at least five shareholders present in person or by proxy and entitled to vote;

•	any shareholder(s) present in person or by proxy and representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to vote on the resolution; or

•	any shareholder(s) present in person or by proxy and holding shares conferring a right to vote on the resolution on which there have been paid up sums in the aggregate equal to not less than 10% of the total sums paid up on all shares conferring that right.

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Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The Board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Board.

A shareholder’s right to attend general or class meetings of the Company or to vote in respect of his or her shares may be suspended by the Board in accordance with our Articles of Association if he or she fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interest in Shares” in this prospectus.

Dividends

We may, by ordinary resolution, declare a dividend to be paid to the share owners according to their respective rights and interests in profits, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by the directors. The Board may from time to time declare and pay to our share owners such interim dividends as appear to the directors to be justified by our profits available for distribution. There are no fixed dates on which entitlement to dividends arises on our ordinary shares.

The share owners may pass on the recommendation of the directors, an ordinary resolution to direct that all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other body corporate. Our Articles of Association also permit, with the prior authority of an ordinary resolution of shareholders, a scrip dividend scheme under which share owners may be given the opportunity to elect to receive fully paid ordinary shares instead of cash, or a combination of shares and cash, with respect to future dividends.

By the way of the exercise of a lien, if a share owner owes us any money relating in any way to shares, the Board may deduct any of this money from any dividend on any shares held by the share owner, or from other money payable by us in respect of the shares. Money deducted in this way may be used to pay the amount owed to us.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by directors for our benefit until they are claimed. A dividend or other money remaining unclaimed 12 years after it first became due for payment will be forfeited and shall revert to the Company.

A shareholder’s right to receive dividends on his shares may, if they represent more than 0.25% of the issued shares of that class, be suspended by the directors if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interests in Shares” in this prospectus.

Change of Control

There is no specific provision in our Articles of Association that would have the effect of delaying, deferring or preventing a change of control. We are, however, subject to the provisions of the United Kingdom City Code on Takeovers and Mergers, or the City Code, which contains detailed provisions regulating the timing and manner of any takeover offer for those of the Company’s shares which confer voting rights. See “—Other United Kingdom Law Considerations—City Code on Takeovers and Mergers” in this prospectus.

Variation of Rights

Whenever our share capital is divided into different classes of shares, all or any of the rights attached to any class may be varied or abrogated in such manner (if any) as may be provided by those rights or (in the absence of any such provision) either with the consent in writing of the holders of at least 75% of the issued shares of that class or with the authority of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Alteration of Share Capital and Repurchases

Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, we may, from time to time:

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•	increase our share capital by allotting and issuing new shares in accordance with our Articles of Association and any relevant shareholder resolution;

•	consolidate all or any of our share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

•	subdivide any of our shares into shares of a smaller nominal amount (i.e., par value) than our existing shares; or

•	redenominate our share capital or any class of share capital.

Preemptive Rights and New Issuance of Shares

Under the Companies Act, the issuance of equity securities (except shares held under an employees’ share scheme) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which our shareholders’ approval would be required to renew the exclusion). In this context, “equity securities” means ordinary shares (and would exclude shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution), and any and all rights to subscribe for or convert securities into such ordinary shares. This differs from U.S. law, under which shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise.

The Board seeks general authority to allot shares on a non-pre-emptive basis at each annual general meeting. By way of resolutions passed at our annual general meeting held on June 14, 2023, authorities were given to the directors to generally allot shares in the Company, or to grant rights to subscribe for or to convert or exchange any security into shares in the Company, up to an aggregate nominal amount of £140,000,000, for a period up to the conclusion of our annual general meeting to be held in 2026. Pre-emptive rights under the Companies Act will not apply in respect of allotment of shares for cash made pursuant to such authority.

Transfer of Shares

Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act and approved by the Board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The Board may decline to register any transfer of any share unless it is:

•	a fully paid share;

•	a share on which the Company has no lien;

•	in respect of only one class of shares;

•	in favor of a single transferee or not more than four transferees;

•	duly stamped or duly certificated or otherwise shown the satisfaction of the Board to be exempt from any required stamp duty; or

•	delivered for registration at the Company’s registered office or such other place as the Board may decide, accompanied by the certificate for the shares to which it relates (other than uncertificated shares) and any other evidence the Board may reasonably require to provide the title to such share of the transferor.

If the Board declines to register a transfer, it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.

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CREST

CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles of Association are consistent with CREST membership and, among other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act.

Notice of General Meetings

Subject to certain conditions, holders of Depositary Shares are entitled to receive notices under the terms of the deposit agreement relating to the Depositary Shares. See “Description of American Depositary Shares—Voting Rights” in this prospectus.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•	no member, other than a member of the Board, shall be entitled to notice of it or attend such meeting unless he is a holder of shares of that class;

•	the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class;

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every shares of the class held by him; and

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

We may not have less than two directors on our Board. We have no maximum number of directors, though we may fix a maximum number by ordinary resolution of the shareholders. We may, by ordinary resolution of the shareholders, vary the minimum and any maximum number of directors from time to time.

Appointment of Directors

Subject to the provisions of the Articles of Association, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the Board has the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing Board. Any director appointed by the Board will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

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Rotation of Directors

At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third, shall retire from office and each director must retire from office at least once every three years. If there are fewer than three directors, one director shall make himself or herself available for re-election.

The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot.

A director who retires at the annual general meeting shall be eligible for re-election.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost or such director has given notice in writing to us that he is unwilling to be re-elected or such director has attained the retirement age applicable to him as director pursuant to the Companies Act.

Director’s Interests

The Board may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not, save as otherwise agreed by him, be accountable to us for any benefit which he (or a person connected with him) derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under Sections 175, 177 and 182 of the Companies Act (which require a director to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with our interests, and to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with us), and provided that he has disclosed to the Board the nature and extent of any interest of his in accordance with the Companies Act and the Articles of Association, a director notwithstanding his office:

•	may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested;

•	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested; and

•	shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit. In the case of interests arising where a director is in any way, directly or indirectly, interested in (a) a proposed transaction or arrangement with us or (b) a transaction or arrangement that has been entered into by us and save as otherwise provided by the Articles of Association, such director shall not vote at a meeting of the Board or of a committee of the Board on any resolution concerning such matter in which he has a material interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the case falls within one or more of the following paragraphs:

•	the resolution relates to the giving to him or a person connected with him of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or such a person at the request of or for the benefit of, us or any of our subsidiaries;

•	the resolution relates to the giving of a guarantee, security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which the director or a person connected with him has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security;

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•	the resolution relates in any way to any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons connected with him do not to his knowledge, hold an interest in shares representing one per cent or more of any class of the equity share capital of such company or of the voting rights available to shareholder of such company;

•	the resolution relates in any way to an arrangement for the benefit of our employees or any employees of our subsidiaries which does not award him as such any privilege or benefit not generally awarded to the employees to whom such arrangement relates;

•	the resolution relates in any way to the purchase or maintenance for the directors of insurance; or

•	the resolution is in respect of any matter in which the interest of the director cannot reasonably be regarded as conflicting.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the Board or of a committee of the Board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

An interest of a person connected with a director shall be treated as an interest of the director and Section 252 of the Companies Act shall determine whether a person is connected with a director.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the Board (or for the avoidance of doubt any duly authorized committee of the Board) provided that the aggregate of all such fees so paid to directors shall not exceed £600,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid his reasonable traveling, hotel and other expenses of attending and returning from meetings of the Board or committees thereof of or general meetings or separate meetings of the holders’ class of shares or of debentures and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a director. Any director who, by request, goes or resides abroad for any purposes required by us or who performs services which in the opinion of the Board go beyond the ordinary duties of a director may be paid such extra remuneration as the Board may determine.

An executive director shall receive such remuneration as the Board may determine, and either in addition to or in lieu of his remuneration as a director as detailed above.

Age Limitations and Share Ownership

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age. Our directors are not required to hold any shares in the Company.

Borrowing Power

Our directors may exercise all the powers of the Company to borrow or raise money and mortgage or charge all or any part of our undertaking, property and assets (present and future), and uncalled capital. Subject to the Companies Act, the directors may also create and issue debentures, other loan stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. Our directors are required to restrict the borrowings of the Company to ensure that the aggregate principal amount of borrowings at any one time outstanding and all of its subsidiary undertakings (other than intra-Group borrowing) shall not at any time, without the previous sanction of an ordinary resolution of the Company, exceed two times the gross asset value of the Company and our subsidiaries.

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Liability of Biodexa and its Directors and Officers

Subject to the provisions on indemnities set out in Companies Act, every director, alternate director or former director (and of any associated company) shall be entitled to be indemnified out of our assets against all costs and liabilities incurred by him or her in relation to any proceedings or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director so long as the indemnities do not cover liability for breach of duty to the Company or cover any fine, costs or related expense in connection with any proceedings for default on the part of the director. Lawful indemnities extend to the provision of funds to him or her by the Company to meet expenditure incurred or to be incurred by him in defending himself in any proceedings (whether civil or criminal) or in connection with an application for statutory relief or in an investigation by a regulatory authority which must however be repaid where such proceedings, application, investigation or action are in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the Company (or any associated company of ours) and he or she is convicted or found in default thereof. Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under a deed poll declared by us on August 5, 2015, or the Deed of Indemnity, our Board and our Company Secretary are indemnified against costs and liabilities incurred in connection with their office, other than any liability owed by such person to the Company itself (or any of our associated entities) and other than indemnification for liabilities in certain circumstances, which are prohibited by virtue of the Companies Act. The Deed of Indemnity provides that a director may also be lent sums to finance any relevant defense costs, provided that, in the event such proceedings involve criminal or civil matters in which the person is convicted or has a judgment made against him or her, then such loan must be repaid. Our total aggregate liability under the Deed of Indemnity is £5 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to a charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other United Kingdom Law Considerations

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, and we would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, requiring such person within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares. The Articles of Association specify that a response is required from such person within 14 days after service of any such notice.

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Under the Articles of Association, if a person defaults in supplying us with the required particulars in relation to the shares in question, or the “Default Shares, the directors may by notice direct that:

•	in respect of the Default Shares, the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the Default Shares; and/or

•	where the Default Shares represent at least 0.25% of their class, (a) any dividend (or any part of a dividend) payable in respect of the Default Shares shall be retained by us without liability to pay interest, (b) the shareholder may not be entitled to elect to receive shares instead of a dividend, and (c) no transfers by the relevant member of any Default Shares may be registered (unless the member himself is not in default and the transfer does not relate to Default Shares, the transfer is exempt or that the transfer is permitted under the U.K. Uncertificated Securities Regulations 2001).

Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called-up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

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City Code on Takeovers and Mergers

The Company is a public limited company incorporated in, and with its registered office in, the United Kingdom but its securities are not admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man). The City Code shall only apply to the Company if it is considered by the United Kingdom Panel on Takeovers and Mergers, or the Panel, to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. The way in which the test for central management and control is applied for the purposes of the City Code may be different from the way in which it is applied by the United Kingdom tax authorities, HMRC. Under the City Code, the Panel typically considers where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control. Three of the four directors of the Company are currently resident in the United Kingdom and the place of central management and control of the Company is intended, for the time being, to remain in the United Kingdom meaning that the Company and its shareholders will have the benefit of the protections that the City Code affords, including, but not limited to, under Rule 9 of the City Code as set out below.

The City Code is issued and administered by the United Kingdom Panel on Takeovers and Mergers, or the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

•	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and depending on the circumstances, its concert parties would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Notwithstanding the above, the Company may cease to be subject to the City Code in the future if there are any changes that lead to the Company being deemed to no longer have its place of central management and control in the United Kingdom, Channel Islands or the Isle of Man.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our Ordinary Shares or Depositary Shares, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles of Association on the right of non-residents to hold or vote shares.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

General

The Depositary Shares representing our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The Bank of New York Mellon is the depositary for the Depositary Shares. Each Depositary Share represents ownership of five Ordinary Shares deposited with the Bank of New York Mellon London Branch, as custodian for the depositary. Each Depositary Share also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s principal office at which the Depositary Shares will be administered and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

You may hold Depositary Shares either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of Depositary Shares, registered in your name, or (b) by having Depositary Shares registered in your name in the Direct Registration System, or (2) indirectly by holding a security entitlement in Depositary Shares through your broker or other financial institution. If you hold Depositary Shares directly, you are a registered Depositary Share holder. This description assumes you are a Depositary Share holder. If you hold the Depositary Shares indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Depositary Share holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Depositary Share holders entitled thereto.

We will not treat Depositary Share holders as our shareholders and accordingly, Depositary Shares holders will not have shareholder rights. English law governs shareholder rights. The depositary will be the holder of the Ordinary Shares underlying the Depositary Shares. Holders of Depositary Shares will have the rights of Depositary Share holders. A Deposit Agreement sets out Depositary Share holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the Deposit Agreement and the Depositary Shares.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of American Depositary Receipt, which are filed as exhibits to this prospectus. See “Where You Can Find More Information” beginning on page 56 of this prospectus.

Holding the Depositary Shares

How will you hold your Depositary Shares?

You may hold Depositary Shares either (i) directly (a) by having an ADR, which is a certificate evidencing a specific number of Depositary Shares, registered in your name, or (b) by holding Depositary Shares in DRS, or (ii) indirectly through your broker or other financial institution. If you hold Depositary Shares directly, you are a Depositary Share holder. This description assumes you hold your Depositary Shares directly. Depositary Shares will be issued through DRS unless you specifically request certificated ADRs. If you hold the Depositary Shares indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Depositary Share holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the Ordinary Shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your Depositary Shares represent as of the record date (which will be as close as practicable to the record date for Ordinary Shares) set by the depositary with respect to the Depositary Shares.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares or any net proceeds from the sale of any Ordinary Shares, rights, securities, or other entitlements into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States. If that is not practical or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary either to distribute the foreign currency to the Depositary Share holders, or to hold the foreign currency for the account of the Depositary Share holders, in which case it will not invest the foreign currency and it will not be liable for any interest.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional Depositary Shares representing any Ordinary Shares it distributes as a dividend or free distribution to the extent reasonably practicable and permissible under law. In lieu of delivering fractional Depositary Shares, the depositary may sell Ordinary Shares which would require it to deliver a fractional Depositary Share and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional Depositary Shares, the outstanding Depositary Shares will, to the extent permissible by law, also represent the new Ordinary Shares. The depositary may also sell all or a portion of the Ordinary Shares that is has not distributed, and distribute the net proceeds in the same way as it does with cash. Additionally, the depositary may sell a portion of the distributed Ordinary Shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

Elective Distributions in Cash or Shares. If we offer holders of our Ordinary Shares the option to receive dividends in either cash or shares, the depositary, after consultation with us, may make such elective distribution available to you as a holder of the Depositary Shares. We must first instruct the depositary to make such elective distribution available to you. As a condition of making a distribution election available to Depositary Share holders, the depositary may require satisfactory assurances from us that doing so would not require registration of any securities under the Securities Act. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares, or at all.

Rights to Purchase Additional Shares. If we offer holders of our Ordinary Shares any rights to subscribe for additional Ordinary Shares or any other rights, the depositary may, after consultation with us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and reasonably practicable to make the rights available, or if rights have been made available but have not been exercised and appear to be about to lapse, the depositary may, if it determines it is lawful and reasonably practicable to do so, endeavor to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Ordinary Shares (rather than Depositary Shares).

The depositary may sell a portion of the distributed rights sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Ordinary Shares, or be able to exercise such rights.

U.S. securities laws may restrict transfers and cancellation of the Depositary Shares represented by shares purchased upon exercise of rights. For example, you may not be able to trade these Depositary Shares freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the Depositary Shares described in this section, except for changes needed to put the necessary restrictions in place.

Other Distributions. Subject to receipt of timely notice, as described in the Deposit Agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If the depositary cannot make a distribution in this way, it may endeavor to sell what we distributed and distribute the net proceeds in the same way as it does with cash. If the depositary is unable to sell what we distributed, it may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses and any taxes and governmental charges in connection with that distribution.

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The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Depositary Share holders. We have no obligation to register Depositary Shares, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of Depositary Shares, ordinary shares, rights or anything else to Depositary Share holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are Depositary Shares issued?

The depositary will deliver Depositary Shares if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Depositary Shares in the names you request and will deliver the Depositary Shares to or upon the order of the person or persons entitled thereto.

 How do Depositary Share holders cancel an American Depositary Share?

You may turn in your Depositary Shares at the depositary’s principal office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the Depositary Shares to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its principal office, to the extent permitted by law.

How do Depositary Share holders interchange between Certificated Depositary Shares and Uncertificated Depositary Shares?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated Depositary Shares. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated Depositary Shares. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated Depositary Shares requesting the exchange of uncertificated Depositary Shares for certificated Depositary Shares, the depositary will execute and deliver to you an ADR evidencing those Depositary Shares.

Voting Rights

How do you vote?

You may instruct the depositary to vote the Ordinary Shares or other deposited securities underlying your Depositary Shares. Otherwise, you could exercise your right to vote directly if you withdraw the Ordinary Shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Ordinary Shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you by regular, ordinary mail delivery, or by electronic transmission. The materials will (i) describe the matters to be voted on and (ii) explain how you may instruct the depositary to vote the Ordinary Shares or other deposited securities underlying your Depositary Shares as you direct. For your voting instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of the deposit agreement, the deposited securities and our articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares underlying your Depositary Shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner in which any vote is cast. This means that you may not be able to exercise your right to vote and you may have no recourse if the Ordinary Shares underlying your Depositary Shares are not voted as you requested.

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In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Fees and Expenses

As a Depositary Share holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your Depositary Shares):

Service	Fees

• to any person to whom Depositary Shares are issued or to any person to whom a distribution is made in respect of Depositary Share distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to US$5.00 per 100 Depositary Shares (or portion of 100 Depositary Shares)

• to any person surrendering Depositary Shares for withdrawal of deposited securities or whose Depositary Shares are cancelled or reduced for any other reason including, inter alia, cash distributions made pursuant to a cancellation or withdrawal, including if the deposit agreement terminates	Up to US$5.00 per 100 Depositary Shares (or portion of 100 Depositary Shares)

• Distribution of cash dividends or other cash distribution	Up to US$0.05 per Depositary Share held

• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to Depositary Share holders	A fee equivalent to the fee that would be payable if securities distributed to Depositary Share holders had been our Ordinary Shares and the Ordinary Shares had been deposited for issuance of Depositary Shares

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds, including proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per Depositary Share held

• Distribution of Depositary Shares pursuant to exercise of rights.	Up to US$0.05 per Depositary Share held

• Depositary services	Up to US$0.05 annually per Depositary Share for depositary services

• Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

In addition, Depositary Share holders, beneficial owners of Depositary Shares, persons depositing Ordinary Shares for deposit and persons surrendering Depositary Shares for cancellation and withdrawal of deposited securities will be required to pay the following charges:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	such registration fees as may from time to time be in effect for the registration of Ordinary Shares or other deposited securities with our share registrar and applicable to transfers of Ordinary Shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	such cable (including SWIFT), facsimile transmission expenses as are expressly provided in the deposit agreement to be at the expense of the person depositing or withdrawing Ordinary Shares or Depositary Share holders and beneficial owners of Depositary Shares;

•	the expenses, fees and other charges incurred by the depositary in the conversion of foreign currency, including, without limitation, the expenses, fees and other charges imposed by any affiliate of the depositary (which may, in its sole discretion, act in a principal capacity in such transaction) that may be utilized in connection therewith;

•	such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, Depositary Shares and ADRs;

•	the fees and expenses incurred by the depositary in connection with the delivery of deposited securities; and

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•	any fees, charges, costs or expenses that may be incurred from time to time by the depositary and/or any of the depositary’s agents, including the custodian, and/or agents of the depositary’s agents in connection with the servicing of ordinary shares, deposited securities and/or Depositary Shares, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (such fees, charges, costs or expenses to be assessed against Depositary Share holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such Depositary Share holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions).

Any depositary fees may be generally deducted from any cash being distributed to holders that are obliged to pay those fees or by selling a portion of securities or other distributable property to pay the fees.

The depositary collects its fees for delivery and surrender of Depositary Shares directly from investors depositing shares or surrendering Depositary Shares for the purpose of withdrawal or from intermediaries acting for them. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. In the event of refusal to pay the fee attracting services, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received. The depositary sets off fees for making distributions to investors from the amounts distributed or by selling a portion of distributable property to pay the fees.

The depositary has agreed to reimburse us for a portion of certain expenses it incurs that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of Depositary Shares. Neither we nor the depositary can determine the exact amount to be made available to us because (i) the number of Depositary Shares that will be issued and outstanding, (ii) the level of service fees to be charged to holders of Depositary Shares and (iii) its reimbursable expenses related to the program are not known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your Depositary Shares or on the deposited securities represented by any of your Depositary Shares. The depositary may refuse to register or transfer your Depositary Shares or allow you to withdraw the deposited securities represented by your Depositary Shares until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Depositary Shares to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes and additions to tax (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for or by you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

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Reclassifications, Recapitalizations and Mergers, etc.

If we:	Then:
• Change the nominal or par value of our ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	Each Depositary Share will automatically represent its equal share of new deposited securities.

• Distribute securities on the ordinary shares that are not distributed to you	The depositary may also deliver new Depositary Shares or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if we are unable to assure the depositary that the distribution (a) does not require registration under the Securities Act or (b) is exempt from registration under the Securities Act.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing Depositary Shares or, if necessary, replacement Depositary Shares distributed by the depositary will represent the replacement securities. The depositary may also sell the replacement securities and distribute the net proceeds if the replacement securities may not be lawfully distributed to all Depositary Share holders.

Upon any change in our par value, split-up, subdivision cancellation, consolidation or any other reclassification of our Ordinary Shares, or upon any recapitalization, reorganization, merger, amalgamation or consolidation or sale of assets affecting us or to which we otherwise are a party, any securities which shall be received by the depositary or a custodian in exchange for, or in conversion of or replacement or otherwise in respect of, our ordinary shares shall, to the extent permitted by law, be treated as new deposited securities under the deposit agreement. Alternatively, where the new deposited securities will continue to be held under the deposit agreement, the depositary may call for the surrender of outstanding ADRs to be exchanged for new ADRs, in such case, as well as in the event of newly deposited ordinary shares, with necessary modifications to the form of ADR specifically describing such new deposited securities and/or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Depositary Share holders, the depositary may, if in the reasonable opinion of the depositary it is not lawful or not practical to hold the new deposited securities under the deposit agreement, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of fees and charges of, and expenses incurred by, the depositary and taxes and governmental charges) for the account of the Depositary Share holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Depositary Share holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the deposit agreement. In accordance with the provisions of the deposit agreement, the depositary is not responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Depositary Share holders in general or any Depositary Share holder in particular or (ii) any foreign exchange exposure or loss incurred in connection with such sale.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items or materially prejudices a substantial existing right of Depositary Share holders, it will not become effective for outstanding Depositary Shares until 30 days after the depositary notifies Depositary Share holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Depositary Shares, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

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How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of Depositary Shares after payment of any fees, charges, taxes or other governmental charges. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the Depositary Share holders that have not surrendered their Depositary Shares. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain Depositary Share holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of our business or matters relating to the Depositary Shares or the deposit agreement.

The depositary will process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or Depositary Shares are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of Depositary Shares

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary and its directors, officers, affiliates, employees and agents.

We and the depositary, and each of our and their respective directors, officers, affiliates, employees and agents:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable to Depositary Share holders, beneficial owners or any third parties if prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement or the ADRs, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the United Kingdom or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraints or by reason of any provision, present or future of our constituent documents or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond their control, (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure beyond such party’s control);

•	are not liable to Depositary Share holders, beneficial owners or any third parties by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our constituent documents or provisions of or governing deposited securities;

•	are not liable to Depositary Share holders, beneficial owners or any third parties for the inability of any holder of Depositary Shares to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities that is not made available to holders of Depositary Shares under the terms of the deposit agreement;

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•	have no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADRs, or the deposit agreement, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses (including fees and disbursements of counsel) and liabilities be furnished as often as may be required (and no custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the custodian being solely to the depositary);

•	may rely and shall be protected in acting upon any written notice, request, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of Depositary Shares, or any other person believed in good faith to be competent to give such advice or information; and

•	disclaim any liability to Depositary Share holders, beneficial owners or any third parties for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement or otherwise.

The depositary shall not be liable under the deposit agreement or otherwise for the failure by any Depositary Share holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Depositary Share holder’s or beneficial owner’s income tax liability. The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the validity or worth of the deposited securities or for any tax consequences that may result from ownership of Depositary Shares, Ordinary Shares or deposited securities. The depositary and its agents shall not be liable for any acts or omissions made by a successor depositary.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or us related to our ordinary shares, the Depositary Shares or the deposit agreement.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of a Depositary Share, split-up, subdivide or combine Depositary Shares, make a distribution on a Depositary Share, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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•	compliance with applicable laws and governmental regulations, and such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable law, including presentation of transfer documents.

The depositary may refuse to issue and deliver Depositary Shares or register transfers of Depositary Shares generally when the register of the depositary or our transfer books are closed or at any time if the depositary determines that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your Depositary Shares

You have the right to cancel your Depositary Shares and withdraw the underlying Ordinary Shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed its transfer books; (ii) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our Ordinary Shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Depositary Shares or to the withdrawal of Ordinary Shares or other deposited securities;

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary determines, in good faith, that it is necessary or advisable to prohibit withdrawals.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

The deposit agreement provides that, to the extent available by the depositary, Depositary Shares shall be evidenced by ADRs issued through DRS/Profile unless certificated ADRs are specifically requested by the Depositary Share holder. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Depositary Share holders entitled thereto. The Profile Modification System, or Profile, is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a Depositary Share holder, to direct the depositary to register a transfer of those Depositary Shares to DTC or its nominee and to deliver those Depositary Shares to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the Depositary Share holder to register such transfer.

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In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of a Depositary Share holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the Depositary Share holder (notwithstanding any requirements under the Uniform Commercial Code).

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TAXATION

The following summary contains a description of the material U.S. federal income tax and United Kingdom tax consequences of the acquisition, ownership and disposition of Ordinary Shares and Depositary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Ordinary Shares or Depositary Shares. The summary is based upon the on the tax laws of the United States and regulations thereunder and the tax laws of the United Kingdom and regulations thereunder as of the date hereof, which are subject to change.

Certain United Kingdom Taxation Considerations

The following is a general summary of certain United Kingdom tax considerations relating to the ownership and disposal of our Ordinary Shares or Depositary Shares and does not address all possible tax consequences relating to an investment in our Ordinary Shares or Depositary Shares. It is based on United Kingdom tax law and generally published His Majesty’s Revenue & Customs, or HMRC, practice as of the date of this Annual Report, both of which are subject to change, possibly with retrospective effect. A United Kingdom tax year runs from April 6th in any year to April 5th in the following year.

Save as provided otherwise, this summary applies only to a person who is the absolute beneficial owner of our Ordinary Shares or Depositary Shares and who is resident (and, in the case of an individual, domiciled) in the United Kingdom for tax purposes and who is not resident for tax purposes in any other jurisdiction and does not have a permanent establishment or fixed base in any other jurisdiction with which the holding of our Ordinary Shares or Depositary Shares is connected, or a U.K. Holder. A person who is not a U.K. Holder, including a person (a) who is not resident (or, if resident, is not domiciled) in the United Kingdom for tax purposes, including an individual and company who trades in the United Kingdom through a branch, agency or permanent establishment in the United Kingdom to which an Ordinary Share or Depositary Share is attributable, or (b) who is resident or otherwise subject to tax in a jurisdiction outside the United Kingdom, is recommended to seek the advice of professional advisors in relation to their taxation obligations.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under United Kingdom tax law. In particular this summary:

•	only applies to an absolute beneficial owner of Ordinary Shares or Depositary Shares and any dividend paid in respect of that Ordinary Share where the dividend is regarded for United Kingdom tax purposes as that person’s own income (and not the income of some other person); and

•	(a) only addresses the principal United Kingdom tax consequences for an investor who holds Ordinary Shares or Depositary Shares as a capital asset, (b) does not address the tax consequences that may be relevant to certain special classes of investor such as a dealer, broker or trader in shares or securities and any other person who holds Ordinary Shares or Depositary Shares otherwise than as an investment, (c) does not address the tax consequences for a holder that is a financial institution, insurance company, collective investment scheme, pension scheme, charity or tax-exempt organization, (d) assumes that a holder is not an officer or employee of the company (nor of any related company) and has not (and is not deemed to have) acquired the Ordinary Shares or Depositary Shares by virtue of an office or employment, and (e) assumes that a holder does not control or hold (and is not deemed to control or hold), either alone or together with one or more associated or connected persons, directly or indirectly (including through the holding of Depositary Shares), an interest of 10% or more in the issued share capital (or in any class thereof), voting power, rights to profits or capital of the company, and is not otherwise connected with the company.

This summary further assumes that a holder of Depositary Shares is the beneficial owner of the underlying Ordinary Shares for United Kingdom direct tax purposes.

POTENTIAL INVESTORS IN THE DEPOSITARY SHARES SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER UNITED KINGDOM TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ORDINARY SHARES OR DEPOSITARY SHARES, IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISERS.

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Taxation of Dividends

Withholding Tax. A dividend payment in respect of an Ordinary Share may be made without withholding or deduction for or on account of United Kingdom tax.

Income Tax. An individual holder of Ordinary Shares or Depositary Shares who is not a U.K. Holder will not be chargeable to United Kingdom income tax on a dividend paid by the Company, unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the Ordinary Shares or Depositary Shares are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to United Kingdom income tax on a dividend received from the Company.

A dividend received by individual U.K. Holders will be subject to United Kingdom income tax. The rate of United Kingdom income tax that is chargeable on dividends received in the tax year 2023/2024 by an individual U.K. Holder who is (i) an additional rate taxpayer is 39.35%, (ii) a higher rate taxpayer is 33.75%, and (iii) a basic rate taxpayer is 8.75%. An individual U.K. Holder may be entitled to a tax-free dividend allowance (in addition to their personal allowance) of £1,000 for the tax year 2023/2024, being the amount of dividend income that the relevant individual can receive before United Kingdom income tax is payable. Dividends within the dividend allowance will still count towards the relevant individual's basic, higher or additional rate bands, however. An individual’s dividend income is treated as the top slice of their total income that is chargeable to United Kingdom income tax. Dividends which are covered by an individual’s personal income tax allowance do not count towards and are ignored for the dividend allowance.

Corporation Tax. A U.K. Holder within the charge to United Kingdom corporation tax may be entitled to exemption from United Kingdom corporation tax in respect of dividend payments in respect of an Ordinary Share. If the conditions for the exemption are not satisfied or such U.K. Holder elects for an otherwise exempt dividend to be taxable, United Kingdom corporation tax will be chargeable on the dividend. From April 1, 2023, the main rate of corporation tax of 25% will apply to companies with profits in excess of £250,000. A lower rate of corporation tax of 19% will apply to companies with profits of up to £50,000, and a marginal scaled rate between 19% and 25% will apply to companies with profits between £50,000 and £250,000. If potential investors are in any doubt as to their position, they should consult their own professional advisers.

A corporate holder of Ordinary Shares or Depositary Shares that is not a U.K. Holder will not be subject to United Kingdom corporation tax on a dividend received from the company, unless it carries on a trade in the United Kingdom through a permanent establishment to which the Ordinary Shares or Depositary Shares are attributable. In these circumstances, such holder may, depending on its individual circumstances and if the exemption from United Kingdom corporation tax discussed above does not apply, be chargeable to United Kingdom corporation tax on dividends received from the Company.

Taxation of Disposals

U.K. Holders. A disposal or deemed disposal of Ordinary Shares or Depositary Shares by an individual U.K. Holder may, depending on his or her individual circumstances, give rise to a chargeable gain or to an allowable loss for the purpose of United Kingdom capital gains tax. The principal factors that will determine the capital gains tax position on a disposal of Ordinary Shares or Depositary Shares are the extent to which the holder realizes any other capital gains in the tax year in which the disposal is made, the extent to which the holder has incurred capital losses in that or any earlier tax year and the level at which the annual exempt amount for United Kingdom capital gains tax, or the annual exempt amount, is set by the United Kingdom government for that tax year. The annual exempt amount for the 2023/2024 tax year is £6,000. If, after all allowable deductions, an individual U.K. Holder’s total taxable income for the relevant tax year exceeds the basic rate income tax limit, a taxable capital gain accruing on a disposal of an Ordinary Share or a Depositary Shares is taxed at the rate of 20%. In other cases, a taxable capital gain accruing on a disposal of our Ordinary Shares or Depositary Shares may be taxed at the rate of 10% or the rate of 20% or at a combination of both rates.

An individual U.K. Holder who ceases to be resident in the United Kingdom (or who fails to be regarded as resident in a territory outside the United Kingdom for the purposes of double taxation relief) for a period of less than five calendar years and who disposes of Ordinary Shares or Depositary Shares during that period of temporary non-United Kingdom residence may be liable to United Kingdom capital gains tax on a chargeable gain accruing on such disposal on his or her return to the United Kingdom (or upon ceasing to be regarded as resident outside the United Kingdom for the purposes of double taxation relief) (subject to available exemptions or reliefs).

A disposal (or deemed disposal) of Ordinary Shares or Depositary Shares by a corporate U.K. Holder may give rise to a chargeable gain or an allowable loss for such holder for the purpose of United Kingdom corporation tax.

Any gain or loss in respect of currency fluctuations over the period of holding Ordinary Shares or Depositary Shares is also brought into account on a disposal.

Non-U.K. Holders. An individual holder who is not a U.K. Holder will not be liable to United Kingdom capital gains tax on capital gains realized on the disposal of Ordinary Shares or Depositary Shares unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency in the United Kingdom to which the Ordinary Shares or Depositary Shares are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to United Kingdom capital gains tax on chargeable gains arising from a disposal of his or her Ordinary Shares or Depositary Shares.

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A corporate holder of Ordinary Shares or Depositary Shares that is not a U.K. Holder will not be liable for United Kingdom corporation tax on chargeable gains realized on the disposal of Ordinary Shares or Depositary Shares unless it carries on a trade in the United Kingdom through a permanent establishment to which the Ordinary Shares or Depositary Shares are attributable. In these circumstances, a disposal (or deemed disposal) of Ordinary Shares or Depositary Shares by such holder may give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom corporation tax.

Inheritance Tax

If for the purposes of the Double Taxation Relief (Taxes on Estates of Deceased Persons and on Gifts) Treaty United States of America Order 1979 (SI 1979/1454) between the United States and the United Kingdom an individual holder is at the time of their death or a transfer made during their lifetime, domiciled in the United States and is not a national of the United Kingdom, any Ordinary Shares or Depositary Shares beneficially owned by that holder should not generally be subject to United Kingdom inheritance tax, provided that any applicable United States federal gift or estate tax liability is paid, except where (i) the Ordinary Shares or Depositary Shares are part of the business property of a United Kingdom permanent establishment or pertains to a United Kingdom fixed base used for the performance of independent personal services; or (ii) the Ordinary Shares or Depositary Shares are comprised in a settlement unless, at the time the settlement was made, the settlor was domiciled in the United States and not a national of the United Kingdom (in which case no charge to United Kingdom inheritance tax should apply).

Stamp Duty and Stamp Duty Reserve Tax

The United Kingdom stamp duty, or stamp duty, and United Kingdom stamp duty reserve tax, or SDRT, treatment of the issue and transfer of, and the agreement to transfer, an ordinary share outside a depositary receipt system or a clearance service is discussed in the paragraphs under “General” below. The stamp duty and SDRT treatment of such transactions in relation to such systems is discussed in the paragraphs under “Depositary Receipt Systems and Clearance Services” below.

General

An agreement to transfer an ordinary share will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. SDRT is, in general, payable by the purchaser.

The transfer of an Ordinary Share would be subject to stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5). The purchaser is liable to HMRC for the payment of the stamp duty (if any). Under current HMRC guidance, no stamp duty should be payable on a written instrument transferring a Depositary Share or on a written agreement to transfer a Depositary Share, on the basis that the Depositary Share is not regarded as either “stock” or a “marketable security” for United Kingdom stamp duty purposes.

If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional) any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is canceled to avoid a double charge as the stamp duty has been paid.

Depositary Receipt Systems and Clearance Services

The Court of Justice of the European Union in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v The Commissioners of Her Majesty’s Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and the Bank of New York Mellon Corporation v The Commissioners of Her Majesty’s Revenue & Customs, have considered the provisions of the European Union Council Directive 69/335/EEC, which was subsequently substituted by the European Union Council Directive 2008/7/EEC, or the E.U. Directives. Following these decisions HMRC has publicly confirmed that issues or transfers of shares of United Kingdom incorporated companies, such as us, to a clearance service (such as, in our understanding, DTC) or a depositary receipt system will not be charged to United Kingdom SDRT at 1.5% where that issue or transfer is an integral part of a raising of new capital.

It was announced as part of the United Kingdom Budget 2017 by the United Kingdom government that the 1.5% stamp duty and SDRT charge will not be enforced on the issue of shares by United Kingdom incorporated companies (and transfers of such shares where the transfer is integral to new capital raising) into clearance services and depositary receipt systems following Brexit. However, the United Kingdom government could potentially introduce new United Kingdom legislation with the effect that a future issue or transfer of an Ordinary Shares into a clearance service or depositary receipt system (even where such an issue or transfer is an integral part of the raising of new capital by the company) may potentially become chargeable to 1.5% stamp duty or SDRT.

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Where an ordinary share is transferred (i) to, or to a nominee for, a person whose business is or includes the provision of clearance services or (ii) to, or to a nominee for a person whose business is or includes issuing depositary receipts and that transfer is not integral to the raising of new capital by the company, stamp duty or SDRT would generally be chargeable at the rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the shares.

There is an exception from the 1.5% charge on the transfer to, or to a nominee , a clearance service where the clearance service has made and maintained an election under section 97A(1) of the Finance Act 1986, which has been approved by HMRC. If such an election were made by a clearance service, SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer would arise on any transfer of an ordinary share into such a clearance service and on subsequent agreements to transfer such share within such clearance service. It is our understanding that DTC has not to date made an election under section 97A(1) of the Finance Act of 1986.

Any liability for stamp duty or SDRT in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within such a service, which does arise, will strictly be accountable to HMRC by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

Certain United States Taxation Considerations

The following is a summary of material United States federal income tax consequences of the ownership and disposition of Depositary Shares by United States holders (as defined below). This summary is for general information only and is not tax advice. Each investor should consult its tax advisor with respect to the tax consequences of the ownership and disposition of our securities.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, and the Convention Between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains of 2001, as amended, or the United States-U.K. Treaty, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “United States holder” means a holder of our Ordinary Shares or Depositary Shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	any trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary addresses only the United States federal income tax considerations for United States holders that acquire and hold the Depositary Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to holders that are subject to special treatment under the United States federal income tax laws (including, for example, banks, financial institutions, underwriters, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the United States dollar, tax-exempt organizations (including private foundations), mutual funds, subchapter S corporations, partnerships or other pass-through entities for United States federal income tax purposes, certain expatriates, corporations that accumulate earnings to avoid United States federal income tax, persons who hold Depositary Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquire Depositary Shares through the exercise of options or other compensation arrangements, persons who own (or are treated as owning) 10% or more of the total combined voting power or value of our outstanding shares, certain taxpayers that are required to prepare certified financial statements or file financial statements with certain regulatory or governmental agencies, or persons who are not United States holders). In addition, this discussion does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to holders of Depositary Shares.

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The United States federal income tax treatment of a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) or a partner in a partnership (or owner of another “pass-through entity”) holding Depositary Shares generally will depend on the activities of the partnership (or other pass-through entity) and the status of the partner (or owner). A partnership (or other pass-through entity) holding Depositary Shares or partner (or owner) in such a partnership (or other pass-through entity) should consult its tax advisor regarding the associated tax consequences.

Consequences Relating to Ownership and Disposition of Depositary Shares

Ownership of Depositary Shares. For United States federal income tax purposes, a holder of Depositary Shares will generally be treated as if such holder directly owned the Ordinary Shares represented by such Depositary Shares.

Distributions on Depositary Shares. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distribution on Depositary Shares (including withheld taxes, if any, but not including certain distributions, if any, of Depositary Shares or Ordinary Shares distributed pro rata to all our shareholders) made out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will generally be taxable to a United States holder as dividend income on the date such distribution is actually or constructively received. Any such dividends paid to corporate United States holders generally will not qualify for the dividends received deduction that may otherwise be allowed under the Code. Distributions in excess of our current and accumulated earnings and profits would generally be treated first as a non-taxable return of capital to the extent of the United States holder’s basis in the Depositary Shares, and thereafter as capital gain. However, since we do not calculate our earnings and profits under United States federal income tax principles, it is expected that any distribution on Depositary Shares will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Dividends paid in currencies other than the United States dollar, if any, will generally be taxable to a United States holder as ordinary dividend income in an amount equal to the United States dollar value of the currency received on the date such distribution is actually or constructively received. Such United States dollar value must be determined using the spot rate of exchange on such date, regardless of whether the non-United States currency is actually converted into United States dollars on such date. The United States holder may realize exchange gain or loss if the currency received is converted into United States dollars after the date on which it is actually or constructively received. In general, any such gain or loss will be ordinary and will be treated as from sources within the United States for United States foreign tax credit purposes.

Subject to the discussion below under “—3.8% Medicare Tax on Net Investment Income,” dividends received by certain non-corporate United States holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, currently at a maximum rate of 20%, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a foreign corporation will generally be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that the Depositary Shares, which are listed on the NASDAQ Capital Market, would be considered readily tradable on an established securities market in the United States. However, there can be no assurance that the Depositary Shares will be considered readily tradable on an established securities market in future years. A foreign corporation is also treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the United States Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information provision. The United States Treasury Department has determined that the United States-U.K. Treaty meets these requirements. We would not constitute a qualified foreign corporation for purposes of these rules if we are a passive foreign investment company for the taxable year in which we pay a dividend or for the preceding taxable year, as discussed below under “—Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, non-United States taxes, if any, withheld on dividends paid by the Company may be treated as foreign taxes eligible for a deduction from a United States holder’s federal taxable income or a credit against a United States holder’s United States federal income tax liability under the United States foreign tax credit rules. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends, if any, that we distribute will constitute “passive category income,” or, in the case of certain United States holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements or if you engage in certain risk reduction transactions. The rules governing the United States foreign tax credit are complex, and United States holders should consult their tax advisors regarding the availability of the United States foreign tax credit under their particular circumstances.

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Sale of Depositary Shares

A United States holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Depositary Shares in an amount equal to the difference between the amount realized on the disposition and such holder’s tax basis in such securities. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” any gain or loss recognized by a United States holder on a taxable disposition of Depositary Shares will generally be capital gain or loss and will generally be long-term capital gain or loss if the holder’s holding period in such share exceeds one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

If the consideration received by a United States holder is in the form of currency other than United States dollars, the amount realized will be the United States dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the Depositary Shares disposed of in the transaction are treated as traded on an “established securities market,” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election to apply the same rules applicable to cash basis taxpayers (which must be applied consistently from year to year and cannot be changed without the consent of the United States Internal Revenue Service, or IRS), you will determine the United States dollar value of the amount realized in a non-United States dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. In other cases, a United States holder may recognize foreign currency exchange gain or loss based on currency fluctuations between the trade date and the settlement date of such sale. In general, any such gain or loss will be ordinary and will be treated as from sources within the United States for United States foreign tax credit purposes.

Passive Foreign Investment Company Rules

A foreign corporation is a “passive foreign investment company,” or PFIC, if either (1) 75% or more of its gross income for the taxable year is passive income or (2) the average percentage of assets held by such corporation during the taxable year that produce passive income or that are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock.

Based upon estimates with respect to our income, assets, and operations, we expect that we will not be a PFIC for the current taxable year. However, because the determination of PFIC status must be made on an annual basis after the end of the taxable year and will depend on the composition of the income and assets, as well as the nature of our activities and those of our subsidiaries from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year.

If we were to be classified as a PFIC for any taxable year in which a United States holder held the Depositary Shares, various adverse United States tax consequences could result to such United States holder, including taxation of gain on a sale or other disposition of the Depositary Shares at ordinary income rates and imposition of an interest charge on gain or on distributions with respect to the Depositary Shares. Unless a United States holder of PFIC shares elects, in either case if eligible, to be taxed annually on a mark-to-market basis or makes a “qualifying electing fund,” or a QEF, election and certain other requirements are met, gain realized on the sale or other disposition of PFIC shares would generally not be treated as capital gain. Instead, the United States holder would be treated as if the United States holder had realized such gain ratably over the holder’s holding period for such securities. The amounts allocated to the taxable year of sale or other disposition and to any year before the foreign corporation became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such year, together with an interest charge in respect of the tax attributable to each such year. Similar rules apply to the extent any distribution in respect of PFIC shares exceeds 125% of the average annual distribution on such PFIC shares received by the shareholder during the preceding three years or holding period, whichever is shorter. With certain exceptions, a foreign corporation is treated as a PFIC with respect to a shareholder if the corporation was a PFIC with respect to such holder at any time during the holder’s holding period of the foreign corporation’s stock. Dividends paid to with respect to shares of a PFIC are not eligible for the special tax rates applicable to qualified dividend income of certain non-corporate holders. Instead, such dividend income is taxable at rates applicable to ordinary income.

If we were to be treated as a PFIC and the Depositary Shares are “marketable,” the tax consequences described above could be avoided by a “mark-to-market” election with respect to the Depositary Shares. The Depositary Shares generally will be marketable if they are “regularly traded” on certain United States stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the Depositary Shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded.

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A United States holder making a “mark-to-market” election (assuming the requirements for such an election are satisfied) generally would (i) be required to include as ordinary income the excess of the fair market value of the Depositary Shares on the last day of the United States holder’s taxable year over the United States holder’s adjusted tax basis in such Depositary Shares and (ii) be allowed a deduction in an amount equal to the lesser of (A) the excess, if any, of the United States holder’s adjusted tax basis in the Depositary Shares over the fair market value of such Depositary Shares on the last day of the United States holder’s taxable year or (B) the excess, if any, of the amount included in income because of the election for prior taxable years over the amount allowed as a deduction because of the election for prior taxable years. In addition, upon a sale or other taxable disposition of Depositary Shares, a United States holder would recognize ordinary income or loss (which loss could not be in excess of the amount included in income because of the election for prior taxable years over the amount allowed as a deduction because of the election for prior taxable years). United States holders should be aware, however, that if we are determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to United States holders in respect of any of our subsidiaries that also may be determined to be a PFIC, and the mark-to-market election would not be effective for such subsidiaries.

If we were to be treated as a PFIC, different rules would apply to a United States holder making a QEF election with respect to the Depositary Shares. However, we do not intend to prepare or provide the information necessary for United States holders to make a QEF election.

A United States holder who is a direct or “indirect” holder of stock of a PFIC must file IRS Form 8621 in respect of such PFIC for a taxable year in the circumstances described in the United States Treasury Regulations. United States holders are urged to consult their own tax advisors about the PFIC rules, including the availability of the “mark-to-market” election.

3.8% Medicare Tax on Net Investment Income

A 3.8% tax, or “Medicare Tax,” is imposed on all or a portion of “net investment income,” which may include any gain realized or amounts received with respect to Depositary Shares by (i) United States holders that are individuals with modified adjusted gross income in excess of certain thresholds, and (ii) certain estates and trusts. United States holders should consult their own tax advisors with respect to the applicability of the Medicare Tax resulting from ownership or disposition of Depositary Shares.

Information Reporting and Backup Withholding

United States holders may be subject to information reporting requirements and may be subject to backup withholding with respect to dividends on Depositary Shares and on the proceeds from the sale, exchange, or disposition of Depositary Shares unless the United States holder provides an accurate taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and amounts withheld may be allowed as a credit against the United States holder’s United States federal income tax liability and may entitle the United States holder to a refund, provided that certain required information is timely furnished to the IRS.

Foreign Asset Reporting

United States holders who are individuals and who own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include securities issued by a non-United States issuer (which would include an investment in our securities) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Individuals who fail to report the required information could be subject to substantial penalties, and such individuals should consult their own tax advisors concerning the application of these rules to their investment in Depositary Shares. In addition, under a law known as the “Bank Secrecy Act” United States citizens, green card holders and resident aliens, as well as domestic entities must file a FinCEN Form 114 with the Financial Crimes Enforcement Network if the aggregate value of all “foreign financial accounts” held by such person exceeds $10,000 at any time during a particular calendar year. Holders of Depositary Shares are encouraged to consult their tax advisors regarding the application of these reporting requirements as they relate to their ownership of Depositary Shares.

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PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Ordinary Shares represented by Depositary Shares covered by this prospectus on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

       Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Depositary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Depositary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will passed upon for us by Orrick, Herrington & Sutcliffe LLP, New York, New York and Brown Rudnick LLP, London, United Kingdom.

EXPERTS

The financial statements as of December 31, 2022, and for the each of the three years in the period then ended, incorporated by reference into this prospectus supplement and in the Registration Statement have been so incorporated in reliance on a report of Mazars LLP, an independent registered accounting firm, given on authority of said firm as experts in auditing and accounting. The report on the financial statements for the year ended December 31, 2022, contains an explanatory paragraph regarding our ability to continue as a going concern.

Mazars LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the Ordinary Shares represented by Depositary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our Ordinary Shares and the Depositary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, information statements and other information regarding issuers at http://www.sec.gov. You can review our SEC filings and the registration statement by accessing this website. Copies of certain information filed by us with the SEC are also available on our website at http://www.biodexapharma.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities under this prospectus (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 28, 2023, as amended on May 5, 2023;

•	our Reports on Form 6-K and any amendments thereto furnished to the SEC on January 6, 2023, January 11, 2023, January 12, 2023, January 23, 2023, January 26, 2023, February 2, 2023, February 9, 2023, February 15, 2023, March 8, 2023, March 10, 2023, March 24, 2023, March 27, 2023, March 29, 2023 (both filings), March 30, 2023, April 4, 2023 (both filings), April 5, 2023, April 7, 2023, April 12, 2023, April 19, 2023, April 28, 2023, May 18, 2023, May 22, 2023, May 24, 2023, May 25, 2023, May 26, 2023 (both filings), June 1, 2023, June 14, 2023, June 15, 2023, June 20, 2023 and June 22, 2023 that we incorporate by reference into this prospectus; and

•	the description of Depositary Shares representing our ordinary shares and our ordinary shares contained in our Registration Statement on Form 8-A originally filed with the SEC on December 2, 2015, and as amended on April 30, 2021, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

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Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Biodexa Pharmaceuticals PLC

1 Caspian Point

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

+44 29 2048 0180

You may also access these documents on our website, www.biodexapharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. All of our directors and officers of are residents of jurisdictions outside the United States. Our corporate headquarters is located in the United Kingdom and all or a substantial portion of our assets, and all or a substantial portion of the assets of our directors and officers, are located outside of the United States. As a result, it may be difficult for you to serve legal process on us or our directors or have any of them appear in a U.S. court.

We understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, such as the aforementioned, the enforceability of any judgment in England will depend on the particular facts of the case and the relevant circumstances, for example (and expressly without limitation), whether there are any relevant insolvency proceedings which may affect the ability to enforce a judgment. In addition, the United States and the United Kingdom have not currently entered into a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards).

We have appointed Donald J. Puglisi as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction arising out of or based upon the securities offered by this prospectus.

EXPENSES OF THE OFFERING

The following table sets forth the expenses payable by us in connection with the sale and distribution of the securities being registered hereby. All amounts shown, other than the SEC registration fee, are estimates:

SEC registration fee	$474
Printing and engraving	$2,650
Accounting services	$6,391
Legal fees and expenses	$350,000
Miscellaneous	$3,000
Total	$362,515

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June 28, 2023